UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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RESOURCES CONNECTION, INC.

(Name of Registrant as Specified in Its Charter)
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September 16, 2011

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2011 Annual Meeting of Stockholders of Resources Connection, Inc., to be held at 1:30 p.m., Pacific Time, on October 26, 2011, at the Company’s corporate offices located at 17101 Armstrong Avenue, Irvine, California. The formal notice of the Annual Meeting appears on the following page. The attached Notice of Annual Meeting and Proxy Statement describe the matters that we expect to be acted upon at the Annual Meeting.

During the Annual Meeting, stockholders will hear a brief presentation on the business by the senior management of Resources Connection and have the opportunity to ask questions. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Regardless of the number of shares you own, please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage-prepaid envelope. Alternatively, as discussed in the Question and Answer section of the Proxy Statement, you may be eligible to vote electronically over the Internet or by telephone. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

We look forward to seeing you on October 26, 2011, and urge you to return your proxy as soon as possible.

Sincerely,

Donald B. Murray
Executive Chairman of the Board
and Chief Executive Officer

RESOURCES CONNECTION, INC.
17101 ARMSTRONG AVENUE
IRVINE, CALIFORNIA 92614
(714) 430-6400

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME:	1:30 p.m., Pacific Time, on Wednesday, October 26, 2011

PLACE:	Resources Connection’s Corporate Office 17101 Armstrong Avenue, Irvine, CA 92614

ITEMS OF BUSINESS:
(1) To vote for the election of Robert F. Kistinger, Jolene Sarkis and Anne Shih to our Board of Directors, each for a three-year term expiring at the Annual Meeting in 2014 and until their successors are duly elected and qualified;

(2) To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2012;

(3) To hold an advisory vote regarding Resources Connection’s executive compensation;

(4) To hold an advisory vote on the frequency of future advisory votes on executive compensation; and

(5) To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

RECORD DATE:	August 29, 2011, is the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

PROXY VOTING:	It is important that your shares be represented and voted at the Annual Meeting. You may vote your shares by mail by completing, signing and returning the enclosed proxy card or voting instruction form, or alternatively, you may be able to vote your shares via the Internet or by telephone. Voting instructions are printed on your proxy card or voting instruction form and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions on the proxy statement.

PROXY STATEMENT

We are sending this Proxy Statement (this “Proxy Statement”) to you, the stockholders of Resources Connection, Inc. (“Resources Connection” or “the Company”), a Delaware corporation, as part of our Board of Directors’ solicitation of proxies to be voted at our 2011 Annual Meeting of Stockholders (“Annual Meeting”) to be held at 1:30 p.m., Pacific Time, on October 26, 2011, at the Company’s corporate offices located at 17101 Armstrong Avenue, Irvine, California, 92614, and at any postponements or adjournments thereof. This Proxy Statement and accompanying form of proxy were first sent to stockholders on or about September 16, 2011.

We are enclosing a copy of our 2011 Annual Report to Stockholders (“Annual Report”), which includes our fiscal 2011 financial statements. Our Annual Report is not, however, part of the proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on October 26, 2011.

This Proxy Statement and our Annual Report are also available electronically on the Company’s website at http://ir.resourcesglobal.com/index.cfm.

2011 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. The following description is only a summary. For more complete information about these topics, please review our Annual Report and read the entire Proxy Statement carefully before voting.

FINANCIAL HIGHLIGHTS

•	Revenues increased to $545.5 million in fiscal 2011 from $499.0 million in fiscal 2010, a 9.3% increase;

•	Operating income grew to $51.5 million in fiscal 2011 from a loss of $1.8 million in fiscal 2010;

•	Net income grew to $24.9 million in fiscal 2011 from a loss of $11.7 million in fiscal 2010;

•	Adjusted EBITDA grew to $47.6 million in fiscal 2011 from $27.2 million in fiscal 2010;

•	Operating cash flow increased to $26.1 million in fiscal 2011 from $7.7 million in fiscal 2010; and

•	Diluted earnings per share rose in fiscal 2011 to $0.53 from a loss per share of $0.26 in fiscal 2010.

We are pleased to have generated improved cash results even in light of the difficult economic conditions in which we have operated. Our ability to generate cash in an economic environment that continues to be challenging also allows us the flexibility of returning cash to you, our stockholders, while being opportunistic on investments for our future growth. We believe that the payment of a regular and increasing dividend, along with the continuance of our stock repurchase plan, gives us the ability to return cash to our stockholders with consistency.

STOCKHOLDER RETURN

We have returned approximately $30 million to stockholders during this fiscal year.

Issuance of Quarterly Dividend:

In July 2010, our Board of Directors authorized the establishment of a regular quarterly dividend, subject to quarterly Board approval, of $0.04 per share. In July 2011, the dividend was raised to $0.05 per share.

Share Repurchase:

In April 2011, our Board of Directors approved a new share repurchase program, authorizing the purchase, at the discretion of the Company’s senior executives, of our common stock with an aggregate dollar limit not to exceed $150 million. The new program commenced in July 2011, upon the Company meeting the authorized limit of $150 million under the Company’s previous 2007 share repurchase.

The following table shows the shares of the Company’s common stock repurchased in each of fiscal 2010, fiscal 2011 and the first quarter of fiscal 2012.

ANNUAL MEETING

Date and Time:	1:30 p.m., Pacific Time, on Wednesday, October 26, 2011
Place:	Resources Connection’s Corporate Office 17101 Armstrong Avenue, Irvine, CA 92614
Record Date:	August 29, 2011
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Meeting Agenda

1. Election of three directors, each for a three-year term expiring at the Company’s annual meeting in 2014 and until their successors are duly elected and qualified

2. Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2012

3. Advisory vote on the Company’s executive compensation

4. Advisory vote on the frequency of future advisory votes on executive compensation

5. Transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof

Voting Matters

Detailed Information

Proposal 1 — Election of Three Directors for a Three-Year Term	page 9

The following table provides summary information about each director nominee

						Committee Membership
				Experience/				Nom/
Name	Age	Director Since	Background	Qualification	Independent	Comp	Audit	Govern

Robert Kistinger	58	2006	Currently Chief Operating Officer of Bonita Banana Company; formerly, President and Chief Operating Officer of the Fresh Group of Chiquita Brands International	Leadership Management Finance International	X		X	X
Jolene Sarkis	61	2002	Currently Executive Vice President of The Back Bay Restaurant Group; formerly, Publisher and President of Fortune magazine	Leadership Strategic Planning Marketing Human Resources	X	X
Anne Shih	64	2007	Currently, Chairperson of the Board of Governors of the Bowers Museum; honorary president of the Chinese Cultural Arts Association; founder and board member of the United Chinese American Association	Leadership International	X			X

Board Recommendation — FOR each of the Board’s director nominees

Proposal 2 — Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2012	page 25

Although stockholder ratification is not required by law, as a matter of good corporate governance, we are asking our stockholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012. Set forth below is summary information with respect to PricewaterhouseCoopers LLP’s fees for services provided in fiscal 2010 and 2011.

	2011	2010

Audit Fees	$900,669	$914,974
Audit Related Fees	86,150	$58,572
Tax Fees	—	—
All Other Fees	$1,800	$1,500

Board Recommendation — FOR ratification of the selection of PricewaterhouseCoopers LLP

Proposal 3 — Advisory Vote on the Company’s Executive Compensation	page 46

We are asking stockholders to approve, on an advisory basis, the Company’s executive compensation. The Board of Directors recommends a FOR vote because it believes that the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving the Company’s core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of long-term stockholders. In addition to reviewing Proposal 3, stockholders are encouraged to read the Compensation Disclosure and Analysis section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives. Further, the Board believes that our executive compensation programs are reasonable in relation to comparable public and private companies in our industry.

Pay for Performance Orientation

•	Base Salaries. In anticipation of the continued challenging economic environment in fiscal 2011, the Company froze fiscal 2011 base pay for named executive officers (“NEOs”).

•	Annual Incentives. Our Executive Incentive Plan (“EIP”) reflects a pay for performance culture. While we returned $30 million to our stockholders through our share repurchase and dividend programs and we exceeded the quantitative revenue and adjusted EBITDA targets set for the fiscal 2011 EIP, the Company did not increase share value or gross margin performance to the full extent that management believed possible. Accordingly, the Compensation Committee awarded bonuses for executives under the discretionary portion of the EIP at reduced levels, reflecting a decline of 50 percent from fiscal 2010 discretionary bonus levels.

•	Long-Term Incentives. For fiscal 2011, our long-term incentive compensation consists of non-qualified stock options vesting over a four-year term. We believe the use of stock options as an equity reward vehicle ensures that our executive officers seek to sustain longer term financial and operational performance leading to increases in stockholder value. If the stock price does not appreciate during the life of the option, no financial reward is conferred.

•	Total compensation for our NEOs in FY 2011 grew less than 1% over FY 2010.

The following table illustrates compensation change compared to quantitative financial performance.

We believe our compensation program is effective in achieving our goals of paying for financial performance and aligning the interests of our executive management with those of our stockholders. The Compensation

Committee’s compensation decisions are prudent given fiscal year company performance and as compared with the executive compensation pay practices of our peer group. Our compensation philosophy emphasizes team effort which we believe encourages a motivated and high-functioning management team focused on achieving the Company’s short-term and long-term goals while at the same time minimizing risk.

Board Recommendation — FOR approval

Proposal 4 — Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	page 47

As set forth in Proposal 4, the Company recognizes that there are arguments in favor of an advisory vote on executive compensation at different frequencies. We believe that an effective compensation program should drive performance over the long term and an advisory vote on executive compensation every three years will give our stockholders the opportunity to assess more fully and effectively our long-term compensation strategies and the related business outcomes. A three-year cycle will also give the Board and the Compensation Committee sufficient time to evaluate thoughtfully and respond to stockholder input and effectively implement any changes to the Company’s executive compensation programs. The Board believes that the Company’s compensation practices are sound, and embody an appropriate long-term perspective. Accordingly, we recommend that our stockholders vote for an advisory vote on the Company’s executive compensation once every THREE YEARS (as opposed to every one year or every two years).

While we believe that a vote once every three years is the best choice for us, you are not voting to approve or disapprove our recommendation of a three-year voting cycle, but rather to make your own choice among a vote every year, every two years or every three years. Our Board values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when considering how frequently we should conduct the advisory Say on Pay vote on the compensation of our named executive officers.

Board Recommendation — in favor of a THREE year frequency

QUESTIONS AND ANSWERS

What am I voting on?

At the Annual Meeting, our stockholders will be voting on the following proposals:

1. the election of three directors (Robert F. Kistinger, Jolene Sarkis and Anne Shih) to our Board of Directors for a three-year term expiring at the Annual Meeting in 2014;

2. the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2012;

3. the approval, on an advisory basis, of the Company’s executive compensation;

4. the approval, on an advisory basis, of the frequency of future advisory votes on executive compensation; and

5. any other business properly raised at the meeting or any postponement or adjournment thereof.

How does the Board of Directors recommend I vote on each of the proposals?

Our Board of Directors recommends you vote FOR election to our Board of Directors of each of the three nominees for director named in Proposal 1 of this Proxy Statement; FOR Proposal 2 to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, as outlined in Proposal 2 of this Proxy Statement; FOR the approval, on an advisory basis, of the Company’s executive compensation, as outlined in Proposal 3 of this Proxy Statement; and in favor of future advisory votes on executive compensation every THREE YEARS, as outlined in Proposal 4 of this Proxy Statement.

Who can attend the Annual Meeting?

All stockholders of the Company as of the close of business on August 29, 2011, the record date, can attend the Annual Meeting. If your shares are held through a broker, bank or nominee (that is, in “street name”), you are considered the beneficial holder of such shares and if you would like to attend the Annual Meeting, you must either (1) write Kate W. Duchene, our Chief Legal Officer, at 17101 Armstrong Avenue, Irvine, CA 92614; or (2) bring to the meeting a copy of your brokerage account statement or a “legal proxy” (which you can obtain from the broker, bank or nominee that holds your shares). Please note, however, that beneficial owners whose shares are held in “street name” by a broker, bank or nominee may vote their shares at the Annual Meeting only as described below under “Who is entitled to vote at the meeting?”

Who is entitled to vote at the meeting?

Stockholders of record, as of the close of business on August 29, 2011, the record date, are entitled to vote at the Annual Meeting. If you are the beneficial owner of shares held in “street name” through a broker, bank or nominee and held such shares as of the close of business on the record date, the proxy materials are being forwarded to you by your broker, bank or nominee together with a voting instruction form. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares at the meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance of the Annual Meeting so that your vote will be counted if you later decide not to attend the Annual Meeting.

How do I vote?

You can vote on matters that properly come before the meeting in one of two ways: (1) by submitting a proxy or voting instructions via the Internet, telephone or by mail, or (2) by voting in person at the meeting.

If your shares are registered in the name of a broker, bank or other nominee, you will receive a voting instruction form from your broker, bank or other nominee that can be used to instruct how your shares will be voted at the Annual Meeting. You may also be eligible to submit voting instructions electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. online program. If your bank or brokerage firm is participating in Broadridge’s program, your voting instruction form will provide instructions for such alternative methods of voting. If you submit your voting instructions via the Internet or by telephone, you do not have to return your voting instruction form by mail.

If your proxy card or voting instruction form does not reference Internet or telephone information, please complete and return the paper proxy card or voting instruction form. Sign and date each proxy card or voting instruction form you receive and return it in the postage-paid envelope.

If you return your signed proxy card or voting instruction form but do not mark the boxes showing how you wish to vote, your shares will be voted FOR election to our Board of Directors of each of the three nominees for director named in Proposal 1, as outlined in this Proxy Statement; FOR Proposal 2 to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, as outlined in Proposal 2 of this Proxy Statement; FOR the approval, on an advisory basis, of the Company’s executive compensation, as outlined in Proposal 3 of this Proxy Statement; and in favor of future advisory votes on executive compensation every THREE YEARS, as outlined in Proposal 4 of this Proxy Statement.

You have the right to revoke your proxy or voting instruction form at any time before your shares are voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by:

•	notifying our corporate Secretary (Kate W. Duchene) in writing;

•	signing and returning a later-dated proxy card;

•	submitting a new proxy electronically via the Internet or by telephone; or

•	voting in person at the Annual Meeting.

If you are the beneficial owner of shares held in “street name” by a broker, bank or nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares at the Annual Meeting, by attending the Annual Meeting and voting in person.

Please note that attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

How will voting on any other business be conducted?

Other than the proposals described in this Proxy Statement, we know of no other business to be considered at the Annual Meeting. However, if any other matters are properly presented at the meeting or any postponement or adjournment thereof, your proxy, if properly submitted, authorizes Kate W. Duchene, our Secretary and Chief Legal Officer, or Anthony Cherbak, our President and Chief Operating Officer, to vote in their discretion on those matters.

Who will count the votes?

Representatives of American Stock Transfer and Trust Company will count the votes.

Who will bear the cost of soliciting votes?

The solicitation of proxies will be conducted by mail, and the Company will bear all attendant costs. These costs include the expense of preparing and mailing proxy solicitation materials and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials to beneficial owners of the Company’s common stock. The Company may conduct further solicitation personally, telephonically, through the Internet or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. The Company may incur other expenses in connection with the solicitation of proxies.

What does it mean if I receive more than one proxy card or voting instruction form?

It probably means your shares are registered differently and are in more than one account. Please sign and return each proxy card or voting instruction form you receive or, if available, submit your proxy or voting instructions electronically via the Internet or by telephone by following the instructions set forth on each proxy card or voting instruction form, to ensure that all your shares are voted.

How many shares can vote?

As of the record date, 44,156,136 shares of our common stock, including unvested shares of restricted stock, were outstanding. Each share of our common stock outstanding and each unvested share of restricted stock with voting rights on the record date is entitled to one vote on each of the three director nominees and one vote on each other matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

What is the voting requirement for each of the above matters?

A plurality of the shares of common stock voted in person or by proxy at the Annual Meeting is required to elect the nominees for directors. A plurality means that the three nominees receiving the largest number of votes represented by shares of our common stock represented in person or by proxy and entitled to vote on the election of directors will be elected. Each stockholder will be entitled to vote the number of shares of common stock held as of the record date by that stockholder for each director position to be filled. Stockholders will not be allowed to cumulate their votes in the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Once a quorum has been established, under our Bylaws, approval of Proposals 2, 3 and 4 requires the affirmative vote of stockholders holding a majority of those shares present or represented at the meeting and entitled to vote on the matter. Notwithstanding the above, please be advised that each of these proposals is advisory only and not binding on the Company or our Board of Directors. Our Board of Directors will consider the outcome of the vote on each of these items in considering what actions if any, should be taken in response to the advisory votes by stockholders. In addition, with respect to Proposal 4 (an advisory vote on the frequency of future advisory votes on executive compensation), our Board of Directors will consider the frequency option (one year, two years or three years) that receives the highest number of votes to be the advisory vote of stockholders.

What constitutes a quorum?

In order to transact business at the Annual Meeting, a quorum must be present. Under Delaware law and the Company’s Amended and Restated Bylaws (our “Bylaws”), a quorum is present if a majority of the shares of our common stock outstanding on the record date are present, in person or by proxy, and entitled to vote at the Annual Meeting. Because there were 44,156,136 shares outstanding as of the record date, holders of at least 22,078,069 shares of our common stock will need to be present in person or by proxy at the Annual Meeting for a quorum to exist.

What happens if my shares are held by a broker?

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, that person will nevertheless be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated as broker non-votes). The ratification of the appointment of the Company’s independent registered public accounting firm in Proposal 2 is considered discretionary and may be voted upon by your broker if you do not give instructions. However, brokers do not have discretionary authority to vote your shares on your behalf for any of the other items to be submitted for a vote of stockholders at the Annual Meeting (the election of directors, the advisory vote on the Company’s executive compensation and the advisory vote on the frequency of future advisory votes on executive compensation). Accordingly, if you are a beneficial owner and do not submit voting instructions to your broker, your shares may be treated as broker non-votes with respect to the election of directors, the advisory vote on the

Company’s executive compensation and the advisory vote on the frequency of future advisory votes on executive compensation. There will not be any broker non-votes on Proposal 2 (ratification of the appointment of the Company’s independent registered public accounting firm).

How will “broker non-votes” and abstentions be treated?

Broker non-votes with respect to the election of directors, the advisory vote on the Company’s executive compensation and the advisory vote on the frequency of future advisory votes on executive compensation are counted for purposes of calculating a quorum. However, when the broker notes on the proxy card that it lacks discretionary authority with respect to these matters and has not received voting instructions from the beneficial owner, those shares are not deemed to be entitled to vote for the purpose of determining whether stockholders have approved the matter and, therefore, will not be counted in determining the outcome of the matter.

As described above, a properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. For the ratification of the independent registered public accounting firm in Proposal 2 and the advisory vote on the Company’s executive compensation in Proposal 3, a properly executed proxy marked “ABSTAIN” with respect to the proposal has the same effect as a vote against the matter. For the advisory vote on the frequency of future advisory votes on executive compensation in Proposal 4, a properly executed proxy marked “ABSTAIN” will not be counted in determining the number of votes cast for any of the frequency options (one year, two years or three years). In all cases, a properly executed proxy marked “WITHHOLD AUTHORITY” or “ABSTAIN”, as applicable, will be counted for purposes of determining whether a quorum is present.

When must notice of business to be brought before an annual meeting be given and when are stockholder proposals and director nominations due for the Annual Meeting?

Advance Notice Procedures.  Under our Bylaws, business, including director nominations, may be brought before an annual meeting if it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the discretion of our Board of Directors or by a stockholder entitled to vote who has delivered notice to our corporate secretary (containing certain information specified in our Bylaws) not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (for next year’s annual meeting, no earlier than the close of business on June 28, 2012, and no later than the close of business on July 28, 2012). These requirements are separate from and in addition to the requirements of the U.S. Securities and Exchange Commission (the “SEC”) that a stockholder must meet in order to have a stockholder proposal or director nominee included in next year’s proxy statement.

Stockholder Proposals for the 2012 Annual Meeting.  If you are submitting a proposal to be included in next year’s proxy statement, you may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by our corporate secretary at our executive offices no later than May 19, 2012.

How do I obtain a copy of the Annual Report on Form 10-K that Resources Connection filed with the SEC?

A copy of the Company’s most recent Annual Report filed with the SEC has been included with this Proxy Statement. If you desire another copy of our Annual Report or would like a copy of our Annual Report on Form 10-K (including the financial statements and the financial statement schedules), we will provide one to you free of charge upon your written request to our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614, or from our Investor Relations website at http://ir.resourcesglobal.com.

How may I obtain a separate set of proxy materials?

If you share an address with another stockholder, you may receive only one set of proxy materials (including this Proxy Statement and our Annual Report) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials, please request the additional copies by contacting our Finance Department, Attn:

Investor Relations at 17101 Armstrong Avenue, Irvine, California 92614, or by telephone at 714-430-6400. A separate set of proxy materials will be sent promptly following receipt of your request.

If you are a stockholder of record and wish to receive a separate set of proxy materials in the future, or if you are a stockholder at a shared address to which we delivered multiple copies of this Proxy Statement or the Annual Report and you desire to receive one copy in the future, please contact our Finance Department, Attn: Investor Relations at 17101 Armstrong Avenue, Irvine, California 92614, or by telephone at 714-430-6400.

If you hold shares beneficially in street name, please contact your broker, bank or nominee directly if you have questions, require additional copies of this Proxy Statement or our Annual Report, or wish to receive multiple reports by revoking your consent to householding.

PROPOSAL 1. ELECTION OF DIRECTORS

Our Board of Directors consists of nine directors. Our Amended and Restated Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms. At this year’s Annual Meeting, we will be electing three directors, each to serve a term of three years expiring at our 2014 Annual Meeting and until his or her successor is duly elected and qualified.

Each of the nominees, Robert F. Kistinger, Jolene Sarkis and Anne Shih, is presently a member of our Board of Directors, having served on the Company’s Board since 2006, 2002 and 2007, respectively. The Board of Directors, acting upon the recommendation of the Corporate Governance and Nominating Committee, recommends that the stockholders vote in favor of the election of the nominees named in this Proxy Statement to serve as members of our Board of Directors. (See “Director Nominees” below).

In recommending director nominees for selection by the Board, the Corporate Governance and Nominating Committee considers a number of factors, which are described in more detail below under “Board of Directors — Corporate Governance and Nominating Committee” In considering these factors, the Corporate Governance and Nominating Committee and the Board consider the fit of each individual’s qualifications and skills with those of the Company’s other directors in order to build a Board of Directors that, as a whole, is effective, collegial and responsive to the Company and its stockholders.

The six directors whose terms do not expire in 2011 are expected to continue to serve after the Annual Meeting until such time as their respective terms of office expire and their successors are duly elected and qualified. (See “Continuing Directors” below).

If at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the person named as proxy on the proxy card will vote for such substitute nominee or nominees as our Board of Directors recommends, or vote to allow the resulting vacancy to remain open until filled by our Board of Directors, as our Board of Directors recommends. Each of the nominees has consented to be named in this Proxy Statement and to serve if elected.

Following is biographical information about each nominee and each director. This description includes the principal occupation of and directorships held by each director for at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the Board’s conclusion that each nominee and director should serve as a member of the Company’s Board of Directors.

Director Nominees

The individuals standing for election are:

Robert F. Kistinger, age 58, is a director of Resources Connection, a position he has held since August 2006. Mr. Kistinger has been the Chief Operating Officer of Bonita Banana Company since 2009. He was formerly President and Chief Operating Officer of the Fresh Group of Chiquita Brands International, Inc. (“Chiquita”). Mr. Kistinger was employed at Chiquita for more than 27 years and held numerous senior management positions in accounting, financial analysis and strategic planning roles. Prior to joining Chiquita, Mr. Kistinger was with the accounting firm of Arthur Young & Company for six years and is a certified public accountant and a member of the

American Institute of Certified Public Accountants. Mr. Kistinger is a member of the board of executive advisors at the Williams College of Business at Xavier University.

In addition to his financial and international operations expertise, having held leadership positions in large multinational companies with operations in Latin America, Mr. Kistinger’s knowledge, insight and experience are invaluable to the Company and to the Board as we continue to provide services and solutions to our clients around the world.

Jolene Sarkis, age 61, is a director of Resources Connection, a position she has held since April 2002. Ms. Sarkis has been a private marketing and advertising consultant since 2001. Ms. Sarkis held various positions of responsibility for Time Inc. from 1985 to 2001 in sales and marketing, primarily for Time Inc.’s leading publications which include Time, People, Sports Illustrated, Fortune and Money. Ms. Sarkis served as Publisher of Fortune from 1996 to 2001 and, additionally, as President of Fortune from 1999 to 2001. She is currently Executive Vice President of The Back Bay Restaurant Group.

Ms. Sarkis’ business experience in operations management and business development brings a unique skill set to the Board and to the Company in the critical areas of leadership and strategic planning, as well as marketing and human resources.

Anne Shih, age 64, is a director of Resources Connection, a position she has held since October 2007. Ms. Shih is actively involved in philanthropic endeavors, currently serving as Chairperson of the Board of Governors of the Bowers Museum in Santa Ana, California and honorary president of the Chinese Cultural Arts Association. Ms. Shih is a native of Taiwan and a founder and board member of the United Chinese American Association. She was awarded a Certificate of Special Congressional Recognition from the U.S. Congress for her outstanding and invaluable service to the community.

Ms. Shih’s international business experience in China and other parts of Asia and the strong business relationships she has developed there over the years both personally and in her capacity as Chairperson of the Board of Governors of the Bowers Museum and as honorary president of the Chinese Cultural Arts Association and board member of the United Chinese American Association is important to the Company and the Board as we expand our international footprint in Asia.

The Board of Directors unanimously recommends that stockholders vote FOR each of the nominees set forth above.

Continuing Directors:

The following persons are the members of our Board of Directors whose terms of office do not expire until after the Annual Meeting and who are therefore not standing for re-election at the Annual Meeting:

Anthony Cherbak, age 57, is a director of Resources Connection, a position he has held since August 2009. Mr. Cherbak was named the Company’s President and Chief Operating Officer in August 2009, having previously held the positions of Executive Vice President of Operations from July 2005 to August 2009 and President of International Operations from November 2008 to August 2009. He joined the Company in July 2005 from Deloitte & Touche LLP, a professional services firm, where he spent the majority of his career as an audit partner in the Orange County, California office. While with Deloitte & Touche LLP, Mr. Cherbak led the firm’s consumer business practice for its Pacific Southwest region and most recently served as the Partner in Charge of the Orange County audit practice. Mr. Cherbak’s term of office as one of our directors expires at the Annual Meeting in 2013.

Mr. Cherbak brings to the Company and the Board over 30 years of professional services, operations and financial management experience. This experience uniquely qualifies him to manage the Company’s growth in a way that maintains our culture, productivity and well-regarded client service, while realizing cost efficiencies. As the Company’s President and Chief Operating Officer, he brings to the Board insight into the day-to-day operations of the Company, its challenges and opportunities for growth.

Susan J. Crawford, age 64, is a director of Resources Connection, a position she has held since May 2009. Ms. Crawford currently serves as a Senior Judge on the United States Court of Appeals for the Armed Forces, a position she has held since September 2006. A veteran lawyer of 30 years, Ms. Crawford served as a member of the court of appeals bench from 1991 to 2006 and also served as General Counsel of the Army, special counsel to the Secretary of Defense, and Inspector General of the Department of Defense. In February 2007, Ms. Crawford was appointed by the Secretary of Defense to serve a three year term as the convening authority in charge of the Office of Military Commissions, during which time she oversaw the military process and procedures at Guantanamo Bay. After serving as the Chairperson of the Board of Trustees of Bucknell University from 2003 to 2009, Ms. Crawford continues to serve on the Trusteeship, Human Resources and Compensation Committees. Ms. Crawford is also a member of the New England Law School Board of Trustees. Ms. Crawford’s term of office as one of our directors expires at the Annual Meeting in 2012.

Ms. Crawford’s credentials and years of legal experience in private practice and the public sector make her a trusted advisor as the Company continues to expand our legal services and government services practice. In addition, her ongoing board service at Bucknell University brings valuable experience related to matters of ethics and corporate governance.

Neil F. Dimick, age 62, is a director of Resources Connection, a position he has held since November 2003. Prior to joining the Board, Mr. Dimick served as Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation, a pharmaceutical services provider, from August 2001 to May 2002. He served as Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation (“Bergen”), as well as a director and a member of the Bergen Board’s Finance, Investment and Retirement Committees, for more than five years prior to its merger with AmeriSource Health in 2001. Mr. Dimick began his professional career as a corporate auditor with Deloitte & Touche LLP, a professional services firm. He was a partner with the firm for eight years and served for two years as the National Director of the firm’s Real Estate Industry Division. Mr. Dimick currently also serves on the Board of Directors of WebMD Health Corp. (“WebMD”), where he serves as a member of the Executive, Audit and Nominating Committees; Thoratec Corporation, where he serves as Chairman of the Board and as a member of the Audit Committee; Mylan Laboratories, Inc., where he serves as a member of the Audit, Finance and Executive Committees; and Alliance Imaging, Inc., where he serves on the Audit and Finance Committees. Mr. Dimick served on the Board of Directors for HLTH Corporation (merged with WebMD in 2009) from 2003 to 2009, chairing their Nominating and Governance Committee and sitting on the Executive and Audit Committees. Mr. Dimick’s term of office as one of our directors expires at the Annual Meeting in 2013.

Mr. Dimick brings to the Board and the Audit Committee he chairs, 18 years of public accounting experience, including eight years as a partner at Deloitte & Touche LLP, experience as a Chief Financial Officer for a large-cap publicly traded international company and continued involvement with public company boards and board committees, all of which provide our Board with in-depth knowledge of the many critical financial and risk-related issues facing public companies today.

Donald B. Murray, age 64, founded Resources Connection in June 1996 and served as our Managing Director from inception until April 1999. From April 1999 through May 2008, Mr. Murray served as our Chairman, Chief Executive Officer and President and as one of our directors. On June 1, 2008, Mr. Murray resigned as President and Chief Executive Officer, but remained as Executive Chairman of the Board of Directors. Mr. Murray reassumed the position of Chief Executive Officer on July 22, 2009. Prior to founding Resources Connection, Mr. Murray was Partner-In-Charge of Accounting and Assurance Services for the Orange County, California office of Deloitte & Touche LLP, a professional services firm, from 1988 to 1996. From 1984 to 1987, Mr. Murray was the Partner in Charge of the Woodland Hills office of Touche Ross & Co., a predecessor firm to Deloitte & Touche LLP, an office he founded in 1984. Mr. Murray currently serves on the Board of Directors for two non-profit organizations, the University of Southern California’s Marshall School of Business and Healthy Smiles for Kids, where he sits on the Finance Committee. Mr. Murray’s term of office as one of our directors expires at the Annual Meeting in 2012.

In addition to his career credentials as a partner with Deloitte & Touche, as the Company’s founder, he developed its business model and vision. Mr. Murray brings to the Board an intimate, first-hand knowledge of the Company’s operations, culture and people.

A. Robert Pisano, age 68, is a director of Resources Connection, a position he has held since November 2002. Mr. Pisano has served as our Lead Director since 2004. Mr. Pisano is the President and Chief Operating Officer of the Motion Picture Association of America, a position he has held since October 1, 2005, and was interim Chief Executive Officer from January 2010 until March 2011. Mr. Pisano is stepping down as President and COO effective September 30, 2011, and will become a consultant to the Chairman and CEO. He served as the National Executive Director and Chief Executive Officer of the Screen Actors Guild from September 2001 to April 2005. From August 1993 to August 2001, he

was Executive Vice President, then Vice Chairman and Consultant to Metro-Goldwyn-Mayer, Inc. (“MGM”). Prior to joining MGM, Mr. Pisano was Executive Vice President of Paramount Pictures from May 1985 to June 1991, serving as General Counsel and a member of the Office of the Chairman. From 1969 to 1985, Mr. Pisano was an associate and then a partner with the law firm O’Melveny & Myers LLP. Mr. Pisano was formerly a director of StateNet, a legislative and regulatory reporting service, and is Chairman of the Board for the Motion Picture and Television Fund. He served on the Board of the FPA Group of funds, where he sat on the Audit Committee, from 2002 to 2008 and as a director of Netflix, Inc. until October 2005. Mr. Pisano’s term of office as one of our directors expires at the Annual Meeting in 2012.

Mr. Pisano’s 20 years of experience as a partner specializing in business litigation while at O’Melveny & Myers, followed by his hands-on management of international business operations, marketing and business development while employed by the leaders in the entertainment industry provide a wealth of experience, especially in the areas of acquisitions and legislative and regulatory affairs, to the Board and to the Company.

Michael H. Wargotz, age 53, is a director of Resources Connection, a position he has held since May 2009. Mr. Wargotz is currently the Chairman of Axcess Ventures, an affiliate of Axcess Luxury and Lifestyle, a business development agency for prestige and ultra-luxury brands, a position he has held since July 2011. Previously, he served as the Chief Financial Officer of The Milestone Aviation Group, LLC from August 2010 through June 2011, Co-Chairman of Axcess Luxury and Lifestyle, from August 2009 through July 2010, and Chief Financial Advisor of NetJets, Inc., a leading provider of private aviation services from December 2006 through August 2009. From June 2004 until November 2006, he was a vice president of NetJets. Mr. Wargotz is a founding partner of Axcess Solutions, LLC, a strategic alliance, brand development and partnership marketing consulting firm which originated in 2001. From January 1998 through December 1999, Mr. Wargotz served in a number of executive leadership positions with Cendent Corporation, including President and Chief Executive Officer of its Lifestyle Division, Executive Vice President and Chief Financial Officer of its Alliance Marketing Segment and Senior Vice President, Business Development. Mr. Wargotz currently serves on the Board of Directors of Wyndham Worldwide Corporation as Chair of its Audit Committee and a member of its Executive Committee. Mr. Wargotz’ term of office as one of our directors expires at the Annual Meeting in 2012.

Mr. Wargotz brings to the Board more than 30 years of experience as a financial professional and advisor in leadership roles for both public and private companies and is an experienced public company board member.

EXECUTIVE OFFICERS

The following table sets forth information about our executive officers. Each of our executive officers serves at the pleasure of the Board of Directors:

Name	Age	Position

Donald B. Murray	64	Executive Chairman of the Board of Directors and Chief Executive Officer
Anthony Cherbak	57	President and Chief Operating Officer
Nathan W. Franke	50	Chief Financial Officer and Executive Vice President
Kate W. Duchene	48	Chief Legal Officer, Executive Vice President of Human Resources and Secretary

Nathan W. Franke.  Mr. Franke has held the position of Chief Financial Officer and Executive Vice President since November 2007. Prior to joining Resources Connection, Mr. Franke was with the firm of Deloitte & Touche LLP for more than twenty-two years, most recently as a senior audit partner, working primarily with publicly-traded companies in the consumer and technology industries.

Kate W. Duchene.  Ms. Duchene is our Chief Legal Officer, a position she has held since December 1999. Ms. Duchene is also our Secretary and Executive Vice President of Human Resources, positions she has held since August 2000. Prior to joining Resources Connection, Ms. Duchene practiced law with O’Melveny & Myers LLP, an international law firm, in Los Angeles, California, specializing in labor and employment matters. Ms. Duchene was with O’Melveny & Myers LLP from October 1990 through December 1999, most recently as a Special Counsel.

For information about executive officers Donald B. Murray and Anthony Cherbak, see the descriptions above under “Proposal 1. Election of Directors — Continuing Directors”.

BOARD OF DIRECTORS

Board Leadership Structure

Our Bylaws provide that the Chairman of the Board shall be the Chief Executive Officer, unless the Board vests this position in another officer. The Board believes that its current leadership structure provides independent board oversight and engagement while deriving the benefit of unified leadership and direction by having our Chief Executive Officer also serve as Chairman of the Board. As the individual with primary responsibility for managing the Company’s day-to-day operations and with in-depth knowledge and understanding of the Company, the Chief Executive Officer is best positioned to chair regular Board meetings as we discuss key business and strategic issues. Coupled with an independent Lead Director who is elected annually, this combined structure provides independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of business operations.

Executive Chairman and Chief Executive Officer	Lead Director

Calls meetings of the Board and stockholders	Calls meetings of the independent directors
Chairs meetings of the Board and the annual meeting of stockholders	Sets agenda and chairs executive sessions of the independent directors
Establishes Board meeting schedules and agendas	Available to chair meetings of the Board when there is a potential conflict of interest with the Chairman on issues to be discussed or the Chairman is absent
Ensures that information provided to the Board is sufficient for the Board to fulfill its primary responsibilities	Provides input to the Chairman on the scope, quality, quantity and timeliness of the information provided to the Board
Communicates with all directors on key issues and concerns outside of Board meetings	Serves as a conduit to the Chairman of views and concerns of the independent directors
With the Lead Director, jointly recommends Committee Chair positions to full Board and the Corporate Governance and Nominating Committee	Collaborates with the Corporate Governance and Nominating Committee on questions of possible conflicts of interest or breaches of the Company’s governance principles by other directors, including the Chairman
Provides suggestions to the Corporate Governance and Nominating Committee with respect to the composition and structure and Board recruitment efforts	Oversees the process of hiring or firing a Chief Executive Officer, including any compensation arrangements
Leads the Board review of management succession and development plans	Recommends to the Board the retention of outside advisors who report directly to the Board
Represents the Company to, and interacts with, external stockholders and employees	Participates with the Compensation Committee Chair in communicating performance feedback and compensation decisions to the Chief Executive Officer

The Board believes that the Company’s corporate governance measures ensure that strong, independent directors continue to effectively oversee the Company’s management and key issues related to executive compensation, evaluation of our Chief Executive Officer and succession planning, strategy, risk, and integrity. The Board has designated A. Robert Pisano to serve as Lead Director, with responsibilities that are similar to those typically performed by a separate chairman.

Director Independence

As required by the Company’s Corporate Governance Guidelines and Committee Charters, our Board of Directors has determined that each of Ms. Crawford, Mr. Dimick, Mr. Kistinger, Mr. Pisano, Ms. Sarkis, Ms. Shih and Mr. Wargotz is an “independent director” under the NASDAQ Marketplace Rules. Mr. Murray and Mr. Cherbak are currently employed as executive officers of the Company and accordingly do not qualify as “independent directors” under the NASDAQ Marketplace Rules. There were no transactions, relationships or arrangements engaged in by these directors which the Board had to consider in making its independence determination.

Committees of the Board of Directors

The Company’s standing Board committees consist of (1) an Audit Committee, (2) a Compensation Committee, and (3) a Corporate Governance and Nominating Committee. Each committee of the Board is comprised entirely of independent directors under the NASDAQ Marketplace Rules and, for members of the Audit Committee, the applicable rules of the SEC. As referenced above, the Board of Directors also created a Lead Director role to serve as a representative for the independent directors and to facilitate communications among the independent directors and management.

The following identifies the members of each of the Company’s standing Board committees and indicates the number of meetings held by each committee during fiscal 2011:

Corporate Governance
	Audit	Compensation	and Nominating	Board of Directors

A. Robert Pisano		Member	Chair	Lead Director Independent
Susan Crawford			Member	Independent
Neil Dimick	Chair	Member		Independent
Robert Kistinger	Member		Member	Independent
Jolene Sarkis		Chair		Independent
Anne Shih			Member	Independent
Michael Wargotz	Member	Member		Independent
Number of Fiscal Year 2011 Meetings Held	8	6	3	5

Committee Charters

The Board of Directors annually reviews and approves the charter of each of the committees. The Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee Charters were reviewed and approved on July 28, 2011. The Audit Committee Charter, the Compensation Committee Charter and the Corporate Governance and Nominating Committee Charter are available on the Investor Relations — Corporate Governance section of the Company’s website at www.resourcesglobal.com.

Corporate Governance and Nominating Committee

The current members of the Corporate Governance and Nominating Committee are Mr. Pisano (Chairperson), Ms. Crawford, Mr. Kistinger and Ms. Shih. The Corporate Governance and Nominating Committee of the Board met three times during fiscal 2011.

Governance-Related Duties.  The Corporate Governance and Nominating Committee is responsible for overseeing the corporate governance principles applicable to the Company, and the Company’s Code of Business Conduct and Ethics, which is reviewed by the entire Board of Directors annually. See “Board of Directors-Corporate Governance Guidelines Code of Business Conduct and Ethics” below. In addition, the Corporate Governance and Nominating Committee annually reviews the Company’s compliance with the NASDAQ Marketplace Rules and reports the conclusions of such review to the Board.

Nominating-Related Duties.  The Corporate Governance and Nominating Committee is also responsible for overseeing the process of nominating individuals to stand for election or re-election as directors. In doing so, the Corporate Governance and Nominating Committee reviews and makes recommendations to the Board with respect to the composition of the Board, tenure of Board members, and skills and attributes for new directors. The Corporate Governance and Nominating Committee has also retained a professional executive search firm, on an as-needed basis, to assist in the identification and recruitment of independent Board candidates. The Company did not retain a professional executive search firm during fiscal 2011. While the Corporate Governance and Nominating Committee normally is able to identify an ample number of qualified candidates from its own resources and from candidates identified by the professional executive search firm, it will consider stockholder suggestions of persons to be considered as nominees, as further described below. Any director candidates recommended by the Company’s stockholders in accordance with the Company’s policy regarding such recommendations will be given consideration by the Corporate Governance and Nominating Committee, consistent with the process used for all candidates and in accordance with the Company’s policy regarding such recommendations.

The Corporate Governance and Nominating Committee’s process for identifying and evaluating new director candidates is as follows. If determined appropriate, the Corporate Governance and Nominating Committee may retain a professional executive search firm to assist the Corporate Governance and Nominating Committee in managing the overall process, including the identification of new director candidates who meet certain criteria set from time to time by the Corporate Governance and Nominating Committee. All potential new director candidates, whether identified by the search firm, stockholders or Board members, are then reviewed by the Corporate Governance and Nominating Committee, our executive officers, and at times by the search firm. In the course of this review, some candidates are eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings or other relevant reasons. The Corporate Governance and Nominating Committee then decides which of the remaining candidates most closely match the established criteria, described in the subsequent paragraph, and are therefore deserving of further consideration. The Corporate Governance and Nominating Committee then discusses these new director candidates, decides which of them, if any, should be pursued, gathers additional information if desired, conducts interviews and decides whether to recommend one or more of the candidates to the Board of Directors for nomination. In connection with this review, the Corporate Governance and Nominating Committee also reviews and considers each of the incumbent directors for continuing Board membership after his or her term expires. The Board discusses the Corporate Governance and Nominating Committee’s recommended candidates, decides if any additional interviews or further background information is desirable and, if not, decides whether to nominate one or more candidates. Those nominees are named in the proxy statement for election by the stockholders at the Annual Meeting (or, if between Annual Meetings, the nominees may be elected by the Board itself to fill any vacancies on the Board).

In order to be recommended by the Corporate Governance and Nominating Committee, a candidate must meet the following selection criteria, as described in the Company’s Corporate Governance Guidelines: personal integrity, intelligence, relevant business background, independence, expertise in areas of importance to the Company’s objectives, and sensitivity to the Company’s corporate culture and responsibilities. The Corporate Governance and Nominating Committee does not have a formal policy regarding the consideration of diversity in identifying director nominees, but looks for individuals with specific qualifications so that the Board as a whole may maintain an appropriate mix both of experience, background, expertise and skills, and of age, gender, and ethnic and racial diversity. These specific qualifications may vary from one year to another, depending upon the composition of the Board at that time.

Below we identify and describe the key experience, qualifications and skills the Committee considers important in light of Resources Connections’ business:

•	Business Sector Knowledge and International Experience. We value directors with backgrounds that include the many business sectors that make up our core business — finance and accounting, risk management, information management, human capital, supply chain, legal, corporate advisory and restructuring services. In order to achieve our vision as a global multinational professional services firm, we also look for directors with international expertise.

•	Management, Accounting and Finance Expertise. We value management experience in our directors as it provides a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. While we require specific financial qualifications and expertise for Audit Committee membership, we expect all of our directors to be financially knowledgeable.

•	Business Judgment, Leadership and Strategic Vision. We value directors with experience in significant leadership positions who are able to provide sound business judgment, share tested leadership skills and have the insight necessary to formulate a strategic vision.

The Corporate Governance and Nominating Committee will consider individuals for nomination to stand for election as directors who are recommended to it in writing by any Resources Connection stockholder. Any stockholder wishing to recommend an individual as a nominee for election at the Annual Meeting of Stockholders to be held in 2012 should send a signed letter of recommendation, to be received before May 19, 2012, to the following address: Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614: Attn: Kate W. Duchene, Chief Legal Officer and Secretary. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as brief biographical information setting forth past and present directorships, employment, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. Our Bylaws include additional requirements regarding nominations of persons at a stockholders’ meeting other than by the Board of Directors. See “Questions and Answers — When must notice of business to be brought before an annual meeting be given and when are stockholder proposals and director nominations due for the 2012 Annual Meeting?”

Compensation Committee

The current members of the Compensation Committee are Ms. Sarkis (Chairperson), Mr. Dimick, Mr. Pisano and Mr. Wargotz. The Compensation Committee met six times during fiscal 2011.

The Compensation Committee is responsible for discharging the Board of Directors’ responsibilities relating to the compensation of the Company’s NEOs. The Compensation Committee reviews and approves the compensation arrangements, plans, policies and programs that apply to our NEOs. Pursuant to the written charter of the Compensation Committee, its principal responsibilities include, among other things:

•	To review and approve the goals and objectives relevant to the compensation of our Chief Executive Officer, to evaluate the performance of our Chief Executive Officer and to determine the terms of the compensatory agreements and arrangements for our Chief Executive Officer;

•	To review and approve all of the Company’s compensation programs applicable to our other executive officers, including all forms of salary and grants of bonus and equity compensation;

•	To approve any new compensation plan or any material change to an existing compensation plan available to executive officers and to make recommendations to the Board of Directors with respect to equity and incentive plans subject to stockholder approval;

•	To review and approve severance or similar payments to the Company’s executive officers; and

•	To review and evaluate the Company’s long-term strategy of employee compensation and utilization of different types of compensation plans in consultation with senior management.

The Compensation Committee’s charter permits it to delegate duties and responsibilities to sub-committees or the Company’s management. However, the Compensation Committee has no current intention to delegate any of its authority with respect to determining senior officer compensation to any sub-committee or to management. The Compensation Committee takes into account our Chief Executive Officer’s recommendations regarding the corporate goals and objectives, performance evaluations and compensatory arrangements for the Company’s executive officers other than the Chief Executive Officer. In particular, the Compensation Committee considered the Chief Executive Officer’s recommendations regarding the appropriate base salaries and annual incentive compensation opportunity payouts for the Company’s other executive officers for fiscal 2011. None of our other executive officers has any role in determining or recommending the compensation of our executives.

Pursuant to its charter, the Compensation Committee is authorized to retain compensation consultants to assist it in carrying out its duties. The Compensation Committee has the authority to approve any compensation consultant’s fees and other retention terms. The Compensation Committee evaluates such retention on an annual basis in light of the status of the management team and the business needs of the organization at the relevant time. The Compensation Committee did not engage a compensation consultant during fiscal 2011 to provide advice or recommendations on the amount or form of executive and director compensation. In order to assist the Committee’s evaluation of executive and director compensation, however, during fiscal 2011, the company subscribed to Equilar, which is a web-based provider of historical information, products and proprietary survey data regarding executive and director compensation.

Audit Committee

During fiscal 2011, the Audit Committee of our Board of Directors consisted of three non-employee directors, Mr. Dimick, Mr. Kistinger and Mr. Wargotz. Mr. Dimick qualifies as the committee’s financial expert and serves as the Audit Committee Chairperson. The members of our Audit Committee met eight times during fiscal 2011.

The Audit Committee reviews our auditing, accounting, financial reporting and internal control functions, appoints and engages, on behalf of our Board of Directors, the Company’s independent registered public accounting firm and oversees the Company’s risk assessment and risk management policies. The Audit Committee also reviews and approves the provision of services by our independent registered public accounting firm, PricewaterhouseCoopers LLP, as described under “Proposal 2. Ratification of the appointment of Independent Registered Public Accounting Firm for fiscal Year 2012” the caption “All Other Fees” below, to ensure such services are compatible with maintaining the independence of PricewaterhouseCoopers LLP. In discharging its duties, the Audit Committee:

•	Appoints, compensates, retains and oversees the work of the independent registered public accounting firm;

•	Reviews and approves the scope of the annual audit and the independent registered public accounting firm’s fees;

•	Meets independently with our internal finance staff, our independent registered public accounting firm and our senior management; and

•	Consults with our independent registered public accounting firm with regard to the plan of audit, the results of the audit and the audit report and confers with the independent registered public accounting firm regarding the adequacy of internal accounting controls.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and through its committees, in overseeing management of the Company’s risks. The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial and strategic risks. Also, the involvement of the Board in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our corporate governance documents, is critical to the determination of the types and appropriate levels of risk the Company undertakes. The Board’s committees, all comprised solely of independent directors, assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Corporate Governance and Nominating Committee oversees the management of risks associated with the composition of the Board of Directors and other types of corporate governance risks within its area of responsibility. The Audit Committee oversees the Company’s risk assessment and management policies, particularly the management of financial risks and also receives regular reports from our Vice President of Internal Audit, who directly reports to the Chairperson of the Audit Committee. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through the committee reports regarding such risks. This process enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

The Board believes that its risk oversight process would be effective under a variety of leadership frameworks and that it, therefore, does not have a material effect on the company’s leadership structure as described above under “Board Leadership Structure.”

For discussion of the Company’s review of its executive compensation programs to determine whether they encourage unnecessary or excessive risk taking, see “Compensation Discussion and Analysis — Risk Assessment of Compensation Program” below.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Corporate Governance Guidelines.  Our Board has adopted Corporate Governance Guidelines, which direct our Board’s actions with respect to, among other things, the Board’s responsibilities, Board composition and selection of directors, Board meetings, the Board’s standing committees and procedures for appointing members of these committees, stockholder communications with the Board, Board compensation, conduct and ethics standards for directors, and indemnification of directors. A current copy of our Corporate Governance Guidelines is posted on the Investor Relations — Corporate Governance section of our website at www.resourcesglobal.com.

Code of Business Conduct and Ethics.  The Company has also adopted a Code of Business Conduct and Ethics that applies to everyone in the Company, including all of its directors, executive officers and employees. A current copy of our Code of Business Conduct and Ethics is posted on the Investor Relations — Corporate Governance section of the Company’s website at www.resourcesglobal.com. In addition, waivers from, and amendments to, our Code of Business Conduct and Ethics that apply to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, will be timely posted on the Investor Relations — Corporate Governance section of the Company’s website at www.resourcesglobal.com.

Attendance at Meetings

Our Board of Directors met in person four times and conducted a telephonic meeting once, for a total of five meetings during fiscal 2011. During that same period, the Board acted one time by unanimous written consent independent of the Board meetings. No director attended fewer than 83% of the aggregate number of meetings held by the Board of Directors and the committees of the Board of Directors on which such director served during fiscal 2011. The Company’s policy is that directors should make themselves available to attend the Company’s annual meeting of stockholders. All of our Board members attended our 2010 Annual Meeting either in person or telephonically.

Communications with the Board

Our Board of Directors provides a process for stockholders to send communications to the Board of Directors, to individual directors or to groups of directors, including non-management directors as a group. Communications should be sent to the Company’s corporate headquarters at 17101 Armstrong Avenue, Irvine, CA 92614, addressed to the attention of the specific group or individual or, if the communication is intended for all non-management directors, to the Chairperson of the Corporate Governance and Nominating Committee, the Chairperson of the Compensation Committee or the Chairperson of the Audit Committee and marked “Confidential, Intended for Recipient’s Review Only.” Upon receipt of any such communication, the material is forwarded directly to the addressee. If the communication is not directed to a specific individual, the material is forwarded to the Chairperson of the Audit Committee who reviews the content to determine its relevance and appropriate audience. The Company also maintains a Corporate Integrity Hotline, monitored by the Chairperson of the Audit Committee, so that any employee, stockholder or other interested party may use this vehicle to report problems or concerns involving ethical or compliance violations or complaints regarding accounting, internal accounting controls or auditing matters. Information about the hotline is posted on the Contact Investor Relations page of our website at www.resourcesglobal.com.  The toll free number is (866) 588-5733.

DIRECTOR COMPENSATION

Compensation for members of our Board of Directors who were not also employed by us or any of our subsidiaries (referred to herein as “non-employee directors”) prior to January 20, 2011 consisted of an annual cash retainer of $25,000, a $5,000 fee for serving on committees, with an additional $5,000 for serving as a committee chairperson. Non-employees also received an annual grant of 3,000 stock options. On January 20, 2011, upon recommendation by the Compensation Committee and following approval by the Board of Directors, the amount of the annual cash retainer and additional fees for serving on committees or as a committee chairperson was increased and the annual award of stock options was replaced with an annual restricted stock award vesting over four years.

Cash Compensation

The following table sets forth the schedule of annual retainer fees for each non-employee director in effect during fiscal 2011:

Dollar
Type of Fee	Amount

Annual Board Retainer	$50,000
Additional Lead Director Retainer	$15,000
Additional Retainer for Audit Committee Chairperson	$20,000
Additional Retainer for Compensation Committee Chairperson	$15,000
Additional Retainer for Corporate Governance and Nominating Committee Chairperson	$10,000
Additional Retainer for Service on the Audit Committee	$5,000
Additional Retainer for Service on the Compensation Committee	$5,000
Additional Retainer for Service on the Corporate Governance and Nominating Committee	$2,500

Non-employee directors are also generally reimbursed for out-of-pocket expenses they incur serving as directors.

Equity Compensation

Annual Equity Award	Restricted stock with a FMV of $60,000 on grant date
New Director Award	pro rata portion of Annual Restricted Stock Award

Annual Restricted Stock Awards for Continuing Board Members

The initial round of restricted stock awards under the new policy was made on February 1, 2011. Subsequently, on the first trading day of each calendar year, commencing with January 1, 2012, each non-employee director then in office will automatically be granted an award of restricted stock with respect to shares of the Company’s common stock. The number of shares subject to such restricted stock award will be determined by dividing the Annual Restricted Stock Award grant value set forth above by the per-share closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share).

Initial Restricted Stock Awards for New Directors

As noted above, each new non-employee director appointed or elected on or after January 20, 2011, will receive a pro rata portion of the Annual Retainer with the proration based on the number of calendar days in the calendar year that the director served as a non-employee director or held the particular position, as the case may be.

The number of shares subject to such restricted stock award will be determined by dividing the Annual Restricted Stock Award grant value set forth above (after giving effect to the proration procedure described above) by the per-share-closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share).

An employee or former employee of the Company or one of its subsidiaries who ceases or has ceased to be so employed and becomes a non-employee director will not be eligible for an initial restricted stock award grant, but will be eligible for cash compensation and annual equity awards on the same basis as other non-employee directors.

Provisions Applicable to All Non-Employee Director Restricted Stock Awards

Each restricted stock award granted to the non-employee directors will be made under and subject to the terms and conditions of the Company’s 2004 Performance Incentive Plan, as amended (the “2004 Plan”), or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant, and will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board to evidence such type of grant pursuant to this policy. Each award will vest in equal annual installments over the four-year period following the grant date. Non-employee directors are also entitled to cash dividend and stockholder voting rights with respect to outstanding and unvested restricted stock awards granted under the 2004 Plan.

Restricted stock awards granted under the 2004 Plan are generally forfeited as to the unvested portion of the award upon the non-employee director’s termination of service as a director of the Company for any reason. However, in the event the non-employee director ceases to serve as a director due to his or her mandatory retirement as may be required pursuant to the Company’s mandatory retirement policy as then in effect for members of the Board, each restricted stock award held by the director that is outstanding and otherwise unvested immediately prior to such retirement will generally become immediately vested and nonforfeitable upon the non-employee director’s termination of service as a director as a result of such retirement. Restricted stock awards, to the extent then outstanding and unvested, will become fully vested and nonforfeitable in the event of a Change in Control Event (as such term is defined in the 2004 Plan). With respect to awards to non-employee directors, the 2004 Plan is administered by the Board, and the Board has the ability to interpret and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards to reflect stock splits and similar corporate transactions. Awards are generally transferable to a beneficiary of a director upon his death or as approved by the Board.

DIRECTOR COMPENSATION — FISCAL 2011

The following table presents information regarding the compensation paid during fiscal 2011 to our non-employee directors. The compensation paid to Messrs. Murray and Cherbak during fiscal 2011 is presented below in the “Executive Compensation Tables for Fiscal 2011 — Summary Compensation Table — Fiscal 2011” and the related explanatory tables. Such employee-directors do not receive separate compensation for service on the Board of Directors.

	Fees Earned		Option
	or Paid in	Stock	Awards
Name	Cash ($)	Awards ($)(1)(2)	($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)

A. Robert Pisano	80,000	59,994	—	139,994
Susan Crawford	52,500	59,994	—	112,494
Neil Dimick	75,000	59,994	—	134,994
Robert Kistinger	57,500	59,994	—	117,494
Jolene Sarkis	65,000	59,994	—	124,994
Anne Shih	52,500	59,994	—	112,494
Michael Wargotz	60,000	59,994	—	119,994

(1)	The amounts reported in column (c) of the table above reflect the fair value on the grant date of the restricted stock award granted to our non-employee directors during fiscal 2011, as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards contained in Note 15 (Stock Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended May 28, 2011.

(2)	As described above, each of our continuing non-employee directors was granted an award of 2,970 shares of restricted stock on February 1, 2011. Each such continuing non-employee director’s restricted stock award had a fair value (for financial statement reporting purposes) equal to $59,994 on the grant date. See footnote (1) above for the assumptions used to value these awards.

(3)	The following table presents the aggregate number of outstanding unexercised options and shares of restricted stock held by each of our non-employee directors as of May 28, 2011.

	Number of
Director	Options Outstanding	Number of Shares of Restricted Stock

A. Robert Pisano	45,042	2,970
Susan Crawford	14,328	2,970
Neil Dimick	28,000	2,970
Robert Kistinger	21,000	2,970
Jolene Sarkis	29,897	2,970
Anne Shih	15,000	2,970
Michael Wargotz	12,000	2,970

Stock Ownership Guidelines for Directors

On July 28, 2011, the Board approved the following stock ownership guidelines for the non-employee members of the Board of Directors. Please see “Compensation Discussion and Analysis — Stock Ownership Guidelines for Executives” below for information on the guidelines applicable to our executive officers.

•	All members of our Board of Directors who are not employed by the Company or one of our subsidiaries should own Company common stock equal in value to the lesser of two times the annual board retainer or 10,000 shares.

Stock that counts towards satisfaction of the ownership guidelines includes:

•	Shares of common stock beneficially held, either directly or indirectly;

•	Restricted stock issued and held whether vested or unvested; and

•	Shares of common stock held following the exercise of a stock option or payment of other equity award.

All individuals covered by these guidelines should satisfy the applicable share ownership guidelines within five years of first becoming subject to them. If a covered individual’s guideline level of ownership changes as a result of a change in position or change in retainer, the individual should satisfy the applicable guidelines within a five-year period beginning in January following the year of such change.

The Company’s Stock Ownership Guidelines are available on the Investor Relations — Corporate Governance page of the Company’s website at www.resourcesglobal.com.

Policy Regarding Treatment of Related Party-Transactions

The Company’s policies and procedures for the review, approval or ratification of related person transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K are set forth in the written charter of the Audit Committee. Pursuant to its charter, the Audit Committee must review and approve all proposed related person transactions that are subject to disclosure pursuant to Item 404 of SEC Regulation S-K before the Company is permitted to enter into any such transaction. In fiscal 2011, there were no reportable related-party transactions under Regulation S-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of August 29, 2011, for:

•	each person known by the Company who beneficially owns more than five percent of the common stock of the Company;

•	each of our directors;

•	each executive officer named in the Summary Compensation Table; and

•	all current directors and NEOs as a group.

Unless otherwise indicated, the address for each person or entity named below is c/o Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 44,156,136 shares of common stock outstanding as of August 29, 2011.

	Number of Shares	Percentage of Shares
Directors and Named Officers	Beneficially Owned	Outstanding**

Donald B. Murray(1)	2,019,433	4.5%
Kate W. Duchene(2)	274,863		*
Anthony Cherbak(3)	128,514		*
Nathan W. Franke(4)	61,178		*
A. Robert Pisano(5)	51,012		*
Jolene Sarkis(6)	28,367		*
Anne Shih(7)	27,470		*
Neil Dimick(8)	26,470		*
Robert Kistinger(9)	19,470		*
Susan Crawford(10)	10,548		*
Michael Wargotz(11)	8,220		*
Executive Officers and Directors as a group (11 persons)	2,655,545	5.9%

	Number of Shares	Percentage of
	Beneficially	Shares
5% Stockholders	Owned	Outstanding**

Wasatch Advisors, Inc.(12)	5,130,237	11.6%
TimesSquare Capital Management, LLC(13)	4,032,396	9.1%
Wells Fargo & Company and related parties(14)	3,792,343	8.6%
BlackRock, Inc.(15)	2,935,790	6.6%
The TCW Group, Inc(16)	2,257,866	5.1%

*	Represents less than 1%.

**	We determine beneficial ownership in accordance with the rules of the SEC. We deem shares subject to options that are currently exercisable or exercisable within 60 days after August 29, 2011, as outstanding for purposes of computing the share amount and the percentage ownership of the person(s) holding such awards, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person.

(1)	Includes shares beneficially owned by Mr. Murray in The Murray Family Trust, Donald B. Murray and Carol E. Murray, Trustees; Murray Family Income Trust, Donald B. Murray and Carol E. Murray, Trustees. Mr. Murray is the beneficial owner of 748,222 shares of common stock subject to options exercisable within 60 days of August 29, 2011.

(2)	Ms. Duchene is the beneficial owner of 195,688 shares of common stock subject to options exercisable within 60 days of August 29, 2011.

(3)	Includes shares beneficially owned by Mr. Cherbak in The Cherbak Family Trust, Anthony C. Cherbak and Debra L. Cherbak. Trustees and shares owned by Mr. Cherbak as custodian of a child’s account. Mr. Cherbak is the beneficial owner of 94,314 shares of common stock subject to options exercisable within 60 days of August 29, 2011.

(4)	Mr. Franke is the beneficial owner of 52,250 shares of common stock subject to options exercisable within 60 days of August 29, 2011.

(5)	Mr. Pisano is the beneficial owner of 40,542 shares of common stock subject to options exercisable within 60 days of August 29, 2011.

(6)	Ms. Sarkis is the beneficial owner of 25,397 shares of common stock subject to options exercisable within 60 days of August 29, 2011.

(7)	Includes shares beneficially owned and jointly held by Ms. Shih and her husband. Ms. Shih is the beneficial owner of 10,500 shares of common stock subject to options exercisable within 60 days of August 29, 2011.

(8)	Mr. Dimick is the beneficial owner of 23,500 shares of common stock subject to options exercisable within 60 days of August 29, 2011.

(9)	Mr. Kistinger is the beneficial owner of 16,500 shares of common stock subject to options exercisable within 60 days of August 29, 2011.

(10)	Ms. Crawford is the beneficial owner of 7,578 shares of common stock subject to options exercisable with 60 days of August 29, 2011.

(11)	Mr. Wargotz is the beneficial owner of 5,250 shares of common stock subject to options exercisable with 60 days of August 29, 2011.

(12)	According to a Schedule 13G/A filed with the SEC by Wasatch Advisors, Inc., dated July 11, 2011, Wasatch Advisors, Inc. has sole voting power and sole dispositive power with respect to 5,130,237 shares of common stock. The address of Wasatch Advisors, Inc., listed in the Schedule 13G/A is 150 Social Hall Avenue, Salt Lake City, UT 84111.

(13)	According to a Schedule 13G/A filed with the SEC by TimesSquare Capital Management, LLC (“TimesSquare”), dated February 8, 2011, TimesSquare has sole voting power with respect to 3,393,293 shares of common stock and sole dispositive power with respect to 4,032,396 shares of common stock. The address of TimesSquare listed in the Schedule 13G/A is 1177 Avenue of the Americas, 39th Floor, New York, New York 10036.

(14)	According to a Schedule 13G/A filed with the SEC by Wells Fargo & Company on its behalf and on behalf of specified subsidiaries, dated January 14, 2011, Wells Fargo & Company has sole voting power with respect to 2,436,290 shares of common stock, shared voting power with respect to 76 shares of common stock and sole dispositive power with respect to 3,731,101 shares of common stock. According to the Schedule 13G/A, such amounts include 2,336,135 shares of common stock beneficially owned by Wells Capital Management Incorporated (“WCMI”), a subsidiary of Wells Fargo & Company, for which WCMI has sole voting power over 618,146 shares and sole dispositive power over 2,336,135 shares. The address of Wells Fargo & Company as listed in the Schedule 13G/A is 420 Montgomery Street, San Francisco, CA 94163 and the address of WCMI as listed in the Schedule 13G/A is 525 Market St., 10th Floor, San Francisco, CA 94105.

(15)	According to a Schedule 13G/A filed with the SEC by BlackRock, Inc, dated January 21, 2011, BlackRock, Inc. has sole voting power and sole dispositive power with respect to 2,935,790 shares of common stock. The address of BlackRock, Inc. as listed in the Schedule 13G/A is 40 East 52nd Street, New York, NY 10022.

(16)	According to a Schedule 13G/A filed with the SEC by The TCW Group, Inc., (“TCW”), dated August 9, 2011, TCW, on behalf of the TCW Business Unit, has shared voting power with respect to 1,465,312 shares of common stock and shared dispositive power with respect to 2,257,866 shares of common stock. The address of TCW as listed in the Schedule 13G/A is 865 South Figueroa Street, Los Angeles, CA 90017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. We are required to disclose any failure of these executive officers, directors and 10% stockholders to file these reports by the required deadlines. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no report on Form 5 was required for such persons, we believe that, for the reporting period covering fiscal 2011, our executive officers and directors complied, on a timely basis, with all their reporting requirements under Section 16(a) for such fiscal year, with the exception of the reporting of the annual stock option grant to Ms. Duchene and Messrs. Murray, Cherbak and Franke on Form 4, which was made one day late.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR FISCAL YEAR 2012

The Audit Committee of the Board of Directors has appointed the accounting firm of PricewaterhouseCoopers LLP as independent registered public accounting firm to conduct the annual audit of Resources Connection’s financial statements for fiscal year 2012. This matter is nevertheless being submitted to the stockholders to afford them the opportunity to express their views. If this proposal is not approved at the Annual Meeting by the affirmative vote of stockholders holding a majority of the shares present in person or by proxy at the meeting and entitled to vote on this proposal, the Audit Committee intends to reconsider its appointment of PricewaterhouseCoopers LLP as its independent registered public accounting firm.

A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to answer any questions concerning the independent registered public accounting firm’s areas of responsibility, and will have an opportunity to make a statement if he or she desires to do so.

Fees

PricewaterhouseCoopers LLP’s charges for fiscal years 2011 and 2010 were as follows:

	2011		2010

Audit Fees	$900,669		$914,974
Audit Related Fees	$86,150	(1)	$58,572	(2)
Tax Fees	—		—
All Other Fees	$1,800	(3)	$1,500	(3)

(1)	Sitrick Brincko earnout audit

(2)	Sitrick Brincko Group acquisition

(3)	Accounting literature subscription

Audit Committee Policy Regarding Pre-Approval of Services of Independent Registered Public Accounting Firm

As set forth in its charter, the Audit Committee has the sole authority to review in advance, and grant any appropriate pre-approval of: (i) all auditing services to be provided by the independent registered public accounting firm and (ii) all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Exchange Act, and in connection therewith to approve all fees and other terms of engagement. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of non-auditing services can be delegated by the Audit Committee to one or more of its members, but the decision must be presented to the full Audit Committee at the next scheduled meeting. In fiscal 2011 and fiscal 2010, all fees of PricewaterhouseCoopers LLP were pre-approved by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP.

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

AUDIT COMMITTEE REPORT

To the Board of Directors of Resources Connection, Inc.:

As set forth in more detail in the Audit Committee charter, the Audit Committee’s primary responsibilities fall into three categories:

•	first, the Audit Committee is responsible for monitoring the preparation of and reviewing the quarterly and annual financial reports prepared by the Company’s management, including discussions with management and the Company’s outside independent registered public accounting firm regarding significant accounting and reporting matters;

•	second, the Audit Committee is responsible for the appointment, compensation, retention and oversight of all of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting), as well as determining whether the outside registered public accounting firm is independent (based in part on the annual letter provided to the Company pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence); and

•	third, the Audit Committee oversees management’s implementation of effective systems of internal controls.

The Audit Committee has reviewed and discussed with the Company’s management and its independent registered public accounting firm, PricewaterhouseCoopers LLP, the Company’s audited financial statements for the years ended May 30, 2009, May 29, 2010, and May 28, 2011, known as the Audited Financial Statements. Management advised the Audit Committee that the Audited Financial Statements were prepared in accordance with generally accepted accounting principles. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee also has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with that firm its independence from the Company. The Audit Committee also discussed with the Company’s management and PricewaterhouseCoopers LLP such other matters, and received such assurances from that firm, as the Audit Committee deemed appropriate.

Management is responsible for the Company’s internal controls and the financial reporting process. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the Company’s financial statements and the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

Based on the foregoing review and discussions and a review of the report of PricewaterhouseCoopers LLP with respect to the Audited Financial Statements, and relying thereon, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the Audited Financial Statements in Resources Connection’s Annual Report on Form 10-K for the fiscal year ended May 28, 2011.

THE AUDIT COMMITTEE

Neil Dimick, Chairperson
Robert Kistinger
Michael Wargotz

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion of named executive officer compensation contains descriptions of various employment related agreements and employee compensation plans. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the agreements and plans that we have filed as exhibits to our Annual Report on Form 10-K for the year ended May 28, 2011 filed with the SEC on July 26, 2011.

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s compensation philosophy, explains the objectives of our compensation programs and sets forth the elements of the compensation paid or awarded to, or earned by our Chief Executive Officer and the other named executive officers (“NEOs”). This CD&A also provides the Company’s analysis of these policies and decisions.

The Company’s NEOs for 2011 were:

Name	Age	Position

Donald B. Murray	64	Executive Chairman of the Board of Directors and Chief Executive Officer
Anthony Cherbak	57	President and Chief Operating Officer
Nathan W. Franke	50	Chief Financial Officer and Executive Vice President

Kate W. Duchene	48	Chief Legal Officer, Executive Vice President of Human Resources and Secretary

Fiscal 2011 Executive Summary

The Compensation Committee is responsible for setting the compensation of the NEOs in consultation with management. In determining overall compensation for fiscal 2011, the Compensation Committee considered the Company’s key business results. Overall, the Company improved its operating results in fiscal 2011 over fiscal 2010, exceeding expectations in some areas. The Company realized the following achievements despite the economic recession and continued headwinds in the professional services sector globally:

•	Revenues increased to $545.5 million in fiscal 2011 from $499.0 million in fiscal 2010, a 9.3% increase over fiscal 2010;

•	Operating income grew to $51.5 million in fiscal 2011 from a loss of $1.8 million in fiscal 2010;

•	Net income grew to $24.9 million in fiscal 2011 from a loss of $11.7 million in fiscal 2010;

•	Operating cash flow increased to $26.1 million in fiscal 2011 from $7.7 million in fiscal 2010;

•	Adjusted EBITDA grew to $47.6 million in fiscal 2011 from $27.2 million in fiscal 2010.

•	Diluted earnings per share rose in fiscal 2011 to $0.53 from a loss per share of $0.26 in fiscal 2010;

•	Beginning in fiscal 2011, the Board approved a dividend payable to stockholders at $0.04 per share quarterly ($0.16 per share annually); in the first quarter of fiscal 2012, the Board increased the dividend to $0.05 per share quarterly ($0.20 per share annually); and

•	The Company approved a new stock repurchase program authorizing the repurchase of an additional $150 million of our common stock. The Company repurchased 1,664,624 shares of common stock in fiscal 2011 and 1,460,726 shares in the first quarter of fiscal 2012.

In making its executive compensation decisions, the Compensation Committee also considered the challenges encountered by the Company’s various business units during the year, including the competitive pressure on gross margin experienced in certain geographies, the difficult global business environment for project-based professional services, as well as the decline in demand for the restructuring and bankruptcy services of the Sitrick Brincko Group, LLC.

Highlights of our current executive compensation program include:

•	Base Salaries. In anticipation of the continued challenging economic environment in fiscal 2011, the Company froze fiscal 2011 base pay for executives at fiscal 2010 levels.

•	Annual Incentives. Our Executive Incentive Plan (“EIP”) reflects a pay-for-performance culture. While we returned $30 million to our stockholders through our share repurchase and dividend programs and we exceeded the quantitative revenue and adjusted EBITDA targets set for the fiscal 2011 EIP, the Company did not increase share value or gross margin performance to the full extent that management believed possible. Accordingly, the Compensation Committee awarded bonuses for executives under the discretionary portion of the EIP at reduced levels, reflecting a decline of 50 percent from fiscal 2010 discretionary bonus levels.

•	Long-Term Incentives. For fiscal 2011, our long-term incentive compensation consists of non-qualified stock options vesting over a four-year term. We believe the use of stock options as an equity reward vehicle helps to ensure that our executive officers seek to sustain longer-term financial and operational performance leading to increases in stockholder value. If the stock price does not appreciate during the life of the option, no financial reward is conferred.

•	Stock Ownership Guidelines. To help focus our executives on long-term stockholder value, we have adopted guidelines requiring our executive officers to own a significant amount of the Company’s stock.

Compensation Governance

The Board elects each individual named as a NEO of the Company. The Compensation Committee is conferred with the responsibility of setting the compensation of our NEOs based on the recommendations of the Chief Executive Officer (with respect to NEOs other than himself). See “Board of Directors — Compensation Committee” above for a discussion of the powers and responsibilities of the Compensation Committee and the role that our Chairman and Chief Executive Officer plays in compensation decisions.

Compensation Philosophy

Our compensation philosophy is to deliver NEO compensation that will allow us to attract and retain highly qualified executives while maintaining a strong relationship between executive pay and Company performance. In a professional services business, we believe talent is the Company’s “critical” asset. The Company must maintain a compensation program that allows us to compete against public and private firms for exceptional talent around the globe utilizing an appropriate mix of cash and equity reward elements. In structuring our current executive compensation programs, we are guided by the following principles:

•	“At Risk” Compensation. A significant portion of each executive’s compensation should be “at risk” and tied to the Company’s attainment of our annual and long-term financial and business objectives, including retaining our team-oriented culture.

•	Competitive Compensation. The Company’s executive compensation programs should provide a fair and competitive compensation opportunity that enables us to attract and retain superior executive talent in the global market.

•	Alignment with Stockholder Interests. Executive compensation should be structured to include variable elements that link executives’ financial reward to stockholder return, and executive stock ownership should be encouraged.

We have implemented the pay for performance philosophy through the following program design.

Compensation Program Design

While embracing the Company’s compensation philosophy, the Compensation Committee has designed the executive compensation programs to achieve the following objectives: (1) serve to reinforce the Company’s goals and business objectives, with an eye toward longer-term prosperity and success; (2) pay for performance in a manner that supports growth and innovation without rewarding excessive risk; (3) align the interests of management and stockholders by weighting a significant portion of total reward on long-term performance awards; (4) allow the Company to attract, retain and motivate key executives by providing competitive compensation with an appropriate mix of fixed and variable elements; and (5) appreciate the culture of the Company in recognizing and supporting outstanding team-based performance and behaviors that demonstrate our core values of TIEL: Talent, Integrity, Enthusiasm and Loyalty.

As described in more detail below, the material elements of our current executive compensation programs for NEOs include a base salary; an annual, cash-based incentive compensation opportunity; a long-term equity incentive opportunity and potential severance, and other benefits payable in connection with a termination of employment or change in control. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives, as illustrated by the table below:

Compensation Element	Compensation Objectives Designed to be Achieved

Base Salary	• Attract, motivate, reward and retain high-caliber talent

Annual Cash-Based Incentive Compensation Opportunity	• Directly link pay to performance
• Incentivize creation of stockholder value

Long-Term Equity Incentives	• Incentivize creation of stockholder value
• Directly link pay to performance
• Attract, motivate, reward and retain high-caliber talent
Severance and Other Benefits Potentially Payable Upon Termination of Employment or a Change in Control	• Attract, motivate, reward and retain high-caliber talent

Use of Compensation Consultant

During fiscal 2011, the Compensation Committee did not engage an independent compensation consultant. Pursuant to its charter, the Compensation Committee has the authority to retain an independent consultant as it deems appropriate and necessary. The Compensation Committee did not make significant changes to the compensation program design during the fiscal year and, therefore, determined it was not in the best interests of the Company, nor necessary, to incur the additional costs of engaging such services for fiscal 2011. However, in order to assist the Compensation Committee in conducting its annual review of peer group and other relevant data, the Company subscribed to the services of Equilar, a web-based provider of executive compensation benchmarking, data and analytics. Equilar’s relevant date included executive compensation information for comparable executives at the companies noted in “Use of Peer Group Data” below.

Use of Peer Group Data

The individual compensation elements of our program are intended to create a total compensation package for each NEO that we believe achieves our compensation objectives and provides competitive compensation opportunities relative to companies in our comparative peer group.

In fiscal 2011, as is its annual practice, the Compensation Committee reviewed the composition of the Company’s peer group to help ensure its alignment with the Company’s size, practices areas, business model delivery and geographic reach. The Compensation Committee reviews the composition of the peer group each year and approves any change to the peer group. For 2011, the Compensation Committee added one company (ICF International), that it believed was also consistent with the criteria identified above. The change did not have any significant effect on median levels of compensation for the peer group. The peer group now consists of the following nine professional services companies that we believe reflect the competitive landscape in which the Company operates and acquires talent.

Peer Group Companies

Navigant Consulting, Inc.	Huron Consulting Group, Inc	CRA International, Inc.
Heidrick & Struggles International	ICF International	Korn/Ferry International
Robert Half International	FTI Consulting, Inc.	KForce, Inc.

In addition to the peer group data, the Compensation Committee also reviews summary statistical information from survey data included in Mercer’s US Compensation Planning for 2010 about general industry practices in private companies and partnerships, with which we compete for talent. In reviewing this information, the Compensation Committee does not focus on any one company included in the surveys to make its decisions. Our compensation evaluation process generally involves comparing the base salaries, annual incentive compensation opportunities, total cash compensation and long-term equity incentive opportunities provided to our NEOs to similar compensation opportunities provided to comparable executives at our peer group companies as determined by the information from Equilar and other publicly-available sources. Although these benchmarks and other data represent useful background, the Compensation Committee exercises its judgment and discretion in setting individual executive compensation packages. This data is used by the Compensation Committee, not to set specific targets vis-à-vis peer company executives, but to assess as background data in determining what it considers in its judgment to be fair and reasonable pay practices for our executives. Our Company operates what we believe is a unique compensation program that reinforces a team-based culture and rewards executives more for company and team-based results than particular individual achievements.

Elements of Pay for Named Executive Officers

Base Salary

The Compensation Committee generally reviews the base salary paid to each NEO on an annual basis. Under the NEO’s employment agreement, the Compensation Committee may increase the NEO’s then current base salary based on its review, but it may not reduce the base salary level.

In determining whether base salary increases for fiscal 2011 were appropriate, we considered the base salary increases awarded to our other employees within the Company, each NEO’s length of service, our general financial performance and growth, and the base salaries and total cash compensation earned by comparable executives at our peer group companies (based on their published data). Based upon the foregoing, the Compensation Committee determined the following:

•	No NEO received a base salary increase in fiscal 2011.

•	Base salary for Mr. Murray was well below the median paid to chief executive officers of the peer group.

Column (c) of the “Summary Compensation Table — Fiscal 2011” in the “Executive Compensation Tables for Fiscal 2011” section below shows the base salary paid to each NEO for fiscal 2011.

Annual Incentive Compensation

The Compensation Committee established an executive incentive bonus plan (“EIP”) for fiscal 2011 in which the NEOs were eligible to participate. In summary, the EIP sets forth each NEO’s target annual incentive compensation opportunity and the overall bonus structure and mechanics used to determine the executive’s incentive cash award for the fiscal year. The Compensation Committee made no substantive changes to the annual incentive compensation plan design from fiscal 2010 to fiscal 2011, other than setting performance targets for the quantitative measures — revenue and adjusted EBITDA — in the EIP.

More specifically, under the EIP, each NEO’s annual incentive compensation opportunity has a quantitative component and a discretionary component. The quantitative component constitutes 60% of each NEO’s target annual incentive compensation opportunity and is determined based on the Company’s revenue and adjusted EBITDA results for the fiscal year as compared with performance targets established by the Compensation Committee at the beginning of the fiscal year. The adjusted EBITDA measure is our earnings (loss) before interest, taxes, depreciation, amortization, stock-based compensation expense and contingent consideration adjustments. The Compensation Committee selected these performance measures for the EIP because it believes they are closely correlated to our annual business objectives and growth in stockholder value, and are straightforward to administer, understand and communicate.

Pursuant to the terms of the EIP, the Company must achieve at least 75% of the revenue performance target for the NEOs to receive any payment in respect of this quantitative component of their annual incentive compensation opportunity. If the revenue performance threshold is achieved, the first 50% of the quantitative component will become payable based on the Company’s revenue for the fiscal year. If the adjusted EBITDA performance threshold is achieved, the other 50% of the quantitative component will become payable based on the Company’s adjusted EBITDA results for the fiscal year. For each quantitative performance measure, a threshold payment will be made at Company performance levels equal to 75% of the target performance level amount, the target payment will be made if the Company achieves the target performance level and the maximum payment will be made if the Company achieves performance levels equal to 140% or more of the target performance levels. For each performance measure, the threshold payout is equal to 30% of the target annual incentive compensation opportunity attributable to the performance measure, the target payout is equal to 100% of such target amount attributable to the performance measure, and the maximum payout is equal to 225% of the target amount attributable to the performance measure for Mr. Murray and 200% for Ms. Duchene, Mr. Cherbak and Mr. Franke. The amounts payable for performance levels in between the threshold, target and maximum performance levels are determined based on a straight line interpolation.

The Compensation Committee set each NEO’s target and maximum annual incentive compensation opportunity for fiscal 2011 as a percentage of his or her base salary. The NEO’s target and maximum bonus percentages were generally determined by the Compensation Committee in its discretion based on its subjective assessment of several factors, including comparable bonus opportunities in effect for comparable executives at our peer group companies (based on their published data), total cash compensation and equity awards earned by comparable executives at our peer group companies (based on their published data), internal comparability with percentage targets of other executives within the Company, and the Company’s objective of creating appropriate at-risk incentives to reinforce our team-based management culture and maximize stockholder value. For fiscal 2011, the Compensation Committee made the following decisions:

•	Mr. Murray’s fiscal 2011 target annual incentive compensation opportunity was set at 100% of his base salary, and his maximum incentive compensation opportunity was set at 225% of his base salary.

•	The fiscal 2011 target annual incentive compensation opportunities for the other NEOs were set at 75% of their respective base salaries, while their maximum incentive compensation opportunities were equal to 150% of their respective base salaries.

•	Mr. Murray’s higher percentage is reflective of his overall responsibilities for the operation and results of the Company.

•	The target and maximum award percentages set in the 2011 EIP for each NEO were not changed from the 2010 EIP levels.

The Compensation Committee determined in its discretion that these levels provided for fair and competitive rewards to the NEOs after reviewing historical data regarding the peer group companies and using its own subjective judgment and knowledge of the industry’s pay practices.

The following table sets forth the target performance levels established by the Compensation Committee for the EIP for fiscal 2011. As shown in the table, the Company’s revenue and adjusted EBITDA for fiscal 2011 both exceeded the target performance level and were less than the maximum performance level. The amounts paid to each NEO in respect of the quantitative component of his or her annual incentive compensation opportunity are presented in column (g) of the “Summary Compensation Table Fiscal 2011” below.

			Actual
			Payout
Metric		Fiscal 2011	Percentage
Definition	Target	Actual Results	Achieved	Weighting	Award Frequency

Revenue	$534,000,000	$545,546,000	102.2%	30%	Annual
Adjusted EBITDA	$38,148,610	$47,631,000	124.9%	30%	Annual

The remaining up to 40% of each NEO’s target annual incentive compensation opportunity is determined based on qualitative measures determined by the Compensation Committee in its discretion. Such factors generally include the Compensation Committee’s subjective assessment of the Company’s financial performance for the year as a whole (as opposed to the quantitative performance component which measures performance against pre-established targets), the individual NEO’s performance for the year, whether any NEO completed any special projects or transactions during the year and other qualitative team-based performance assessments. The Company believes this mix of predominantly quantitative components coupled with a smaller discretionary component allows the Company to achieve its compensation objectives.

For fiscal 2011, the Compensation Committee based its discretionary component determination for the NEOs on its subjective assessment of the Company’s financial performance, including management of operating costs, cash flow, profitability and gross margins; client service performance, including, client retention, client penetration and continuity, expansion of global accounts and strategic business model expansion; and human resources management, including, employee retention, development and growth of leadership and management skills, and effective team stewardship of the Company’s culture. These factors did not include any specific, objective goals, and there was no specific weighting of the particular factors. The considerations for the fiscal 2011 executive incentive bonus plan awards included the following:

•	The Company closed fiscal 2011 with $144.9 million in cash, cash equivalents and short-term investments and no bank debt on the balance sheet, up $4.0 million year over year on top of the return of approximately $30 million to stockholders during the year.

•	The Company managed its operating costs by reducing selling, general and administrative expenses by $10.4 million or 6%.

•	The Company grew net income by $36.6 million from a loss in fiscal 2010 of $11.7 million.

•	The Company achieved positive operating cash flow of $26.1 million.

•	The Company improved its adjusted EBITDA to $47.6 million in fiscal 2011 from $27.2 million in fiscal 2010.

•	In a challenging economic environment, the Company incurred no significant receivable write-offs.

•	The Company achieved 100% retention of its top 50 clients during fiscal 2011.

•	The Company launched a quarterly dividend during the first quarter of fiscal 2011 of $0.04 per share, which was increased 25% to $0.05 per share in July 2011.

•	The Company retained all key executives and field operations management in the face of the difficult economy which the Compensation Committee determined would help provide a stable platform for the Company’s future success.

•	The Company expanded its geographic footprint in Asia, with the launch of its business in Seoul, Korea.

Upon fiscal year-end review, the Compensation Committee, in consultation with management, also acknowledged that the Company did not meet its gross margin performance goals. Specifically, management’s gross margin goal was 40%, while our year-end gross margin result was 38.6%.

Based upon all of the foregoing, including a subjective assessment of those achievements as well as general competitive compensation practices, the Compensation Committee decided the following for fiscal 2011:

•	The discretionary component for all NEOs pursuant to the terms of the EIP would be awarded at a reduced level. Although the Compensation Committee noted the achievements listed above, the Compensation Committee determined that the Company did not increase share value or gross margin to the full extent management believed possible. Accordingly, after taking into account the bonuses to be paid to the NEOs under the quantitative component of the EIP, the Compensation Committee decided to award bonuses under the discretionary component at reduced levels, reflecting a decline of 50% from fiscal 2010 discretionary bonus levels.

•	The discretionary award determined by the Compensation Committee for Mr. Murray amounted to 45% of his base salary for fiscal 2011.

•	The discretionary award determined by the Compensation Committee for each of Ms. Duchene, Mr. Cherbak and Mr. Franke amounted to approximately 30% of their respective base salaries for fiscal 2011.

•	The discretionary bonus for all NEOs in fiscal 2011 represented a 50% reduction from their discretionary bonus levels for fiscal 2010.

•	The overall cash compensation for all NEOs for fiscal 2011 remained relatively flat in comparison with fiscal 2010 levels, while revenue grew by 9.3% and adjusted EBITDA grew by 74.9%.

The amounts paid to each NEO in respect of the discretionary component of his or her annual incentive compensation opportunity are presented in column (d) of the “Summary Compensation Table — Fiscal 2011” below.

As evidenced by the bonuses paid to the NEOs for fiscal 2011 as compared to peer group data, the Company’s pay practices bear out its philosophy that significant compensation for the NEOs should be “at risk” — tied to the Company’s attainment of its annual financial and business objectives. The following graph illustrates this point reflecting its mix of total cash compensation as represented against the peer group.

Long-Term Incentive Awards

The Company’s view is that the NEOs’ long-term compensation should be directly linked to the value provided to our stockholders. The NEOs’ long-term compensation is currently awarded in the form of nonqualified stock options having an exercise price equal to the closing price of the Company’s common stock on the grant date. Stock options are our preferred form of equity award because the options will not have any value unless the shares of the Company’s common stock appreciate in value following the grant date. If the stock price does not appreciate, the executive does not realize any value from the option. This vehicle is directly tied to stockholder return. We believe that as a 15-year old company, continuing to build a global footprint, we have significant growth ahead of us. As such, we believe that stock options — which only convey real value with share price appreciation — continue to be the most appropriate equity vehicle to use in our reward programs to align executive and stockholder interests.

Stock option grants to our NEOs typically vest in a series of installments over a four-year vesting period. We believe this four-year vesting period provides an incentive for the NEOs to remain in our employ, and also focuses the NEOs on the long-term performance and business objectives of the Company for the benefit of our stockholders. We believe the four-year vesting period is consistent with compensation practices in the market generally and strikes an appropriate balance between the interests of the Company, our stockholders and the individual NEOs in terms of the incentive, value creation and compensatory aspects of these equity awards.

The size of equity award granted to each of our NEOs is a subjective decision made by the Compensation Committee in the exercise of its business judgment. In making this determination, the Compensation Committee considers its general assessment of the Company’s revenue achievement and return on equity, client retention, Company morale, success in developing a productive management team, corporate governance performance and risk management. The Compensation Committee also takes into account the total cash compensation paid to the NEOs in our immediately preceding fiscal year, the number and value of options previously granted to the NEOs, dilution effects on our stockholders, the need to make sure that an appropriate number of shares would be available for option awards to less-senior employees, the number and value of long-term equity awards made to comparable executives at our peer group companies (based on their published data), and the goal of providing the NEOs with total long-term equity compensation and total compensation amounts that we think are appropriate and competitive. We believe the size of each NEO’s stock option award is consistent with our compensation objectives of paying for performance and putting a significant portion of the executives’ total compensation “at risk.”

For fiscal 2011, the Compensation Committee made the following long-term incentive award decisions:

•	Mr. Murray’s stock option award as CEO was larger than other NEOs because of his heightened responsibilities as head of the global business.

•	NEOs’ stock option awards remained flat year over year, except that Mr. Cherbak’s option grant for fiscal 2011 was slightly larger than his grant for fiscal 2010 in light of his performance and expanded responsibilities as President and Chief Operating Officer.

•	No changes to plan design were made.

•	No request for repricing would be pursued, despite the fact that all of the NEOs stock option awards over the past three years are underwater and have yet to convey any realized compensation.

•	Analyzing total realized compensation — including base salary, annual incentive bonus and long term incentive awards conferred to the Company’s NEOs for fiscal 2011 compared to the peer group data, the Company’s NEO’s are compensated significantly below the market average (with equity awards being valued for these purposes on the grant-date fair value of such awards as determined under the accounting principles used in the Company’s financial reporting).

•	Evaluating stock option awards for fiscal 2011 relative to stock price at fiscal year end, the pay for performance philosophy worked in the sense that share price was down and, accordingly, no realized compensation was conveyed.

The chart below illustrates the difference between financial statement value and total realized compensation.

							Change
							in Pension
							Value and
						Non-Equity	Nonqualified			Total
				Stock	Option	Incentive Plan	Deferred	All Other		Realized
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total	Compensation
Position	Year	($)	($)	($)	($)	($)	Earnings ($)	($)	($)	($)(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Donald B. Murray	2011	583,000	262,350	-0-	784,845	497,953	-0-	22,350	2,150,498	1,365,653
Chairman and CEO
Anthony Cherbak	2011	400,000	120,000	-0-	523,230	240,954	-0-	22,350	1,306,534	783,304
President and COO
Kate W. Duchene	2011	330,000	100,000	-0-	305,218	198,788		22,350	956,356	651,138
CLO, EVP of HR and Secretary
Nathan W. Franke	2011	330,000	100,000	-0-	305,218	198,788	-0-	22,350	956,356	651,138
EVP and CFO

(1)	The amounts reported in the Total Realized Compensation column differ substantially from the amounts reported in the Total column of the “Summary Compensation Table — Fiscal 2011” required under SEC rules and are not a substitute for those Total amounts. Total Realized Compensation represents: (1) Total compensation, as determined under applicable SEC rules, minus (2) the aggregate grant date fair value of the stock option awards (as reflected in the Stock Option Awards column). For more information on Total compensation as calculated under the SEC rules, see the narrative and notes accompanying the “Summary Compensation Table — Fiscal 2011.”

The number of options granted to each NEO during this fiscal year and the grant date fair value of these options for purposes of the Company’s financial statements is presented in the “Summary Compensation Table — Fiscal 2011” and the “Grants of Plan-Based Awards in Fiscal 2011” tables in the “Executive Compensation Tables for Fiscal 2011” section below. A description of the material terms of the stock option awards granted during the fiscal year is presented in the narrative section following the “Grants of Plan-Based Awards in Fiscal 2011” table below.

The Board and management fully support the pay for performance principle advocated by Risk Metrics and other advisory services, and that principle is a cornerstone of our executive compensation program. Our Board and management are fully committed to increasing earnings per share as we recover from the recession thereby positioning Resources to increase dividends in the future and create an environment for improved stockholder returns.

Perquisites

During fiscal 2011, the NEOs were eligible to participate in the Company’s retirement, and health and welfare programs that are generally available to other employees in the Company. In addition, our NEOs received an automobile allowance or car expense reimbursement.

Change In Control and Severance Benefits

Employment Agreements.  The Company believes that severance protections can play a valuable role in attracting and retaining high caliber talent. In the competitive professional services industry in which we operate, where executives are commonly being recruited by both more established companies and by start-up ventures, severance and other termination benefits are an effective way to offer executives financial security to offset the risk of foregoing an opportunity with another company. Pursuant to their employment agreements in effect during fiscal 2011, each of the NEOs would be entitled to severance payments if the executive’s employment was terminated by the Company without cause or by the executive for good reason. Because we believe that a termination by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such constructive termination of the executive’s employment. The level of the Chief Executive Officer’s severance benefits differs from the other NEOs because of the scope and responsibility of the position and the competitive pay practices for such a role. The other NEOs’ severance benefits are generally the result of negotiations with the group in 2008 as the Company sought to provide consistent packages with our objective of utilizing severance benefits to attract and retain team-oriented executives. We generally provide each NEO with amounts and types of severance benefits that we believe are reasonable and will permit us to attract and/or continue to employ the individual NEO.

Under the NEOs’ employment agreements in effect at the end of fiscal 2011, each executive would be entitled to reimbursement for the full amount of any excise taxes imposed on his or her severance benefits and any other payments under Section 4999 of the Internal Revenue Code. We provide the NEOs with a “gross-up” for any parachute payment excise taxes that may be imposed because we determined the appropriate level of the executives’ severance protections without factoring in the adverse tax effects that may result under Section 4999 of the Internal Revenue Code. The excise tax gross-up is intended to make the executive whole for any adverse tax consequences that he or she may become subject to under Section 4999 of the Internal Revenue Code, and to preserve the level of his or her severance protections that we have determined to be appropriate.

The NEOs’ employment agreements are described in further detail in the narrative following the “Description of Employment Agreements — Cash Compensation Grants” section and in the “Potential Payments upon Termination or Change in Control” section below.

Risk Assessment of Compensation Programs

We have reviewed our compensation programs across the Company to determine whether they encourage unnecessary or excessive risk taking, and we have concluded that they do not.

In particular, as to our compensation arrangements for our NEOs, the Compensation Committee takes risk into account in establishing and reviewing these arrangements. The Compensation Committee believes that our executive compensation arrangements do not encourage unnecessary or excessive risk taking for several reasons. First, the base salaries of our NEOs are fixed in amount and thus do not encourage risk taking. Second, while our annual bonus program focuses on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, executives’ long-term incentive awards are determined based on a number of corporate performance factors as described above, which have a longer-term focus. Third, the Compensation Committee retains authority to exercise its discretion in determining the amount to award under the discretionary component of the NEO bonus program based on its subjective assessment of the Company’s performance, the executive’s individual performance, and any other factors the Compensation Committee may consider — including exposure to risk. Fourth, annual incentive awards are capped pursuant to our plan so that NEOs are not able to achieve unlimited reward for taking significant risk. The Compensation Committee believes that the annual bonus program appropriately balances risk and the desire to focus executives on specific short-term goals important to our success, and that it does not encourage unnecessary or excessive risk taking.

In addition, a significant portion of the compensation provided to our NEOs is in the form of stock options that are important to help further align executives’ interests with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to our stock price, and since awards are generally granted on an annual basis and subject to long-term vesting schedules to help ensure that executives always have significant value tied to long-term stock price performance.

Stock Ownership Guidelines for Executives

On July 28, 2011, the Board approved the following stock ownership guidelines for the Company’s named executive officers.

•	The Chief Executive Officer should own the Company’s common stock equal in value to the lesser of three times base salary or 100,000 shares.

•	The President and Chief Operating Officer should own Company common stock equal in value to the lesser of two times base salary or 25,000 shares.

•	Any other executive officer should own Company common stock equal in value to the lesser of two times base salary or 20,000 shares.

Stock that counts towards satisfaction of the ownership guidelines includes:

•	Shares of common stock beneficially held, either directly or indirectly

•	Restricted stock issues and held whether vest or unvested

•	Shares of common stock held following the exercise of a stock option or payment of other equity award

All executive officers covered by these guidelines should satisfy the applicable share ownership guidelines within five years of first becoming subject to them. If a covered individual’s guideline level of ownership changes as a result of a change in position or compensation, the individual should satisfy the applicable guidelines within a five-year period beginning in January following the year of such change.

Return of Incentive Compensation by NEOs

Our NEOs are stockholders of the Company (see “Security Ownership of Certain Beneficial Owners and Management”). The CEO and CFO would be subject to Section 304 of the Sarbanes-Oxley Act of 2002 (“Sarbanes”), which requires corporate executives to forfeit their stock sale profits and bonuses earned when there has been a financial restatement resulting from misconduct. In addition to the requirements of Sarbanes, the Company intends to adopt a clawback policy to comply with the Dodd-Frank Act following the promulgation of final rules.

Insider Trading Policy Summary

Resources’ directors, officers and employees worldwide annually acknowledge the Company’s Insider Trading Policy which advises that if the director, officer or employee is in possession of material, non-public information relating to Resources, it is Resources’ policy that neither the director, officer or employee, nor any person related, may buy or sell securities of Resources or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to trading in the securities of any other company, including our customers or suppliers, if the director, officer or employee has material, non-public information about that company which was obtained in the course of his or her employment with Resources or Board membership. The Board expects to update this policy when regulations regarding prohibited hedging transactions are implemented by the SEC.

Tax Deductibility of Executive Compensation

Under current Internal Revenue Service guidance, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any year to the corporation’s chief executive officer and certain of its other executive officers. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. As one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. To the extent reasonably practicable and consistent with our compensation objectives, the Compensation Committee will generally take action to qualify executive compensation as performance-based under Section 162(m), except in those cases in which the Compensation Committee believes stockholder interests are best served by retaining flexibility. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. We have intended to structure stock option grants to the Company’s executive officers under the 2004 Plan as qualifying performance-based compensation for Section 162(m) purposes. However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
Jolene Sarkis, Chairperson
A. Robert Pisano
Neil Dimick
Michael Wargotz

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above served as members of the Compensation Committee for all of fiscal 2011. No member of the Compensation Committee at any time during the 2011 fiscal year was an executive officer or employee of the Company during or prior to the 2011 fiscal year, or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during fiscal 2011.

EXECUTIVE COMPENSATION TABLES FOR FISCAL 2011

Summary Compensation Table — Fiscal 2011

The following table presents information regarding compensation of our NEOs for services rendered during fiscal 2011.

							Change
							in Pension
							Value and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	Earnings ($)	($)(4)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Donald B. Murray	2011	583,000	262,350	-0-	784,845	497,953	-0-	22,350	2,150,498
Chief Executive Officer	2010	583,000	524,551	-0-	788,931	197,449	-0-	22,350	2,116,281
	2009	583,000	-0-	-0-	602,568	-0-	-0-	19,592	1,205,160
Anthony Cherbak	2011	400,000	120,000	-0-	523,230	240,954	-0-	22,350	1,306,534
President and Chief Operating	2010	382,231	239,397	-0-	438,295	101,603	-0-	62,013	1,223,539
Officer	2009	320,769	200,000	-0-	346,477	-0-	-0-	19,592	886,838
Kate W. Duchene	2011	330,000	100,000	-0-	305,218	198,788		22,350	956,356
Executive Vice President	2010	330,000	198,178	-0-	306,807	83,822	-0-	59,760	978,567
of Human Resources, Chief Legal Officer and Secretary	2009	320,769	197,500	-0-	331,412	-0-	-0-	19,592	869,273
Nathan W. Franke	2011	330,000	100,000	-0-	305,218	198,788	-0-	22,350	956,356
Executive Vice President	2010	330,000	198,178	-0-	306,807	83,822	-0-	55,445	974,252
and Chief Financial Officer	2009	306,923	197,500	-0-	331,412	-0-	-0-	19,592	855,427

(1)	The amounts reported in column (d) above represent amounts earned in respect of the discretionary component of the NEOs’ annual incentive compensation opportunity for the applicable fiscal year, as described in more detail in the “Compensation Discussion and Analysis” section above under the heading, “Elements of Pay for Named Executive Officers — Annual Incentive Compensation.” Such earned amounts are paid in the fiscal year following the fiscal year in which they were earned.

(2)	The amounts reported in columns (e) and (f) of the table above for fiscal 2011 reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our NEOs during fiscal 2011. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in columns (e) and (f), please see (i) the discussion of stock awards and option awards contained in Note 15 (Stock Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended May 28, 2011, and (ii) similar Stock Based Compensation Plan notes contained in the Company’s Consolidated Financial Statements filed on Form 10-K for prior fiscal years as to the option and restricted stock awards granted in those years.

(3)	The amounts reported in column (g) above represent amounts earned in respect of the quantitative component of the NEOs’ annual incentive compensation opportunity for the applicable fiscal year, as described in more detail in the “Compensation Discussion and Analysis” section above under the heading, “Elements of Pay for Named Executive Officers — Annual Incentive Compensation.” Such earned amounts are paid in the fiscal year following the fiscal year in which they were earned.

(4)	The amounts reported for fiscal 2011 in column (i) for Mr. Murray, Mr. Cherbak, Ms. Duchene and Mr. Franke include an automobile allowance of $15,000 and a matching contribution under the Company’s 401(k) plan of $7,350.

The “Summary Compensation Table — Fiscal 2011” above quantifies the value of the different forms of compensation earned by or awarded to our NEOs during the applicable fiscal years. The primary elements of each NEO’s total compensation reported in the table are base salary, an annual incentive compensation opportunity (which has both a discretionary component and a quantitative component) and long-term equity incentives consisting of non-qualified stock options. NEOs also received the other benefits listed in column (i) of the “Summary Compensation Table — Fiscal 2011”, as further described in footnote (4).

The “Summary Compensation Table — Fiscal 2011” should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each NEO’s employment agreement and base salary and the discretionary component of his or her annual incentive compensation opportunity is provided immediately following this paragraph. The “Grants of Plan-Based Awards Table” and the description of the material terms of the nonqualified stock options granted in fiscal 2011 and of the quantitative component of NEOs’ annual incentive compensation opportunities that follows it, provide information regarding the stock options and incentive bonus opportunities awarded to the NEOs for fiscal 2011. The “Outstanding Equity Awards at Fiscal Year-End Table” and “Option Exercises and Stock Vested Table provide further information on the NEOs’ potential realizable value and actual value realized with respect to their equity awards. The discussion of the potential payments due upon a termination of employment or change in control that follows is intended to further explain the potential future payments that are, or may become, payable to our NEOs under certain circumstances.

Description of Employment Agreements — Cash Compensation

We have entered into employment agreements with each of the NEOs. The salary and bonus terms of each agreement are briefly described below. Provisions of these agreements relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below under the applicable sections of this Proxy Statement.

Donald B. Murray.  On June 1, 2008, we entered into an amended and restated employment agreement with Mr. Murray. The amended employment agreement provides for term expiring March 31, 2009, with the term thereafter being extended for one year on each April 1 (commencing with April 1, 2009) unless either party provides notice that the term will not be extended. The agreement provides that Mr. Murray will receive an annualized base salary of $550,000, subject to annual review by the Board of Directors. Based on its review, the Board of Directors has discretion to increase (but not reduce) the base salary each year. The agreement also provides for Mr. Murray to participate in any annual incentive plans maintained by the Company for its global senior management executives generally. In addition, the agreement provides that Mr. Murray is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its global senior management executives generally. Mr. Murray’s current annual salary, as set by the Board of Directors, is $583,000.

Anthony Cherbak, Kate W. Duchene and Nathan W. Franke.  On July 17, 2008, we entered into employment agreements with each of Mr. Cherbak, Ms. Duchene and Mr. Franke. Each of these agreements provides for a three-year term of employment expiring July 31, 2011, with the term automatically being extended for one year on each August 1 (commencing with August 1, 2011) unless either party provides notice that the term will not be extended. Each agreement provides for the executive to receive an annualized base salary of $318,000 (or, in the case of Mr. Franke, $300,000), subject to annual review by the Board of Directors. The Chief Executive Officer, in consultation with the Board of Directors, has discretion to increase (but not reduce) the executive’s base salary each year. Each agreement also provides for the executive to participate in any annual incentive plans maintained by the Company for its global senior management executives generally. In addition, each agreement provides that the executive is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its global senior management executives generally. The current annual base salary for Mr. Cherbak, Ms. Duchene and Mr. Franke, as set by Mr. Murray, in consultation with the Board of Directors, is $400,000, $330,000 and $330,000, respectively.

Grants of Plan-Based Awards in Fiscal 2011

The following table presents information regarding the (i) nonqualified stock options that were granted to the NEOs during fiscal 2011 year under our 2004 Plan and (ii) potential threshold, target and maximum amounts payable in respect of the quantitative component of the NEOs’ annual incentive compensation opportunity for fiscal 2011. The material terms of each of these compensation opportunities are described below and in the “Compensation Discussion and Analysis” section above.

						All Other
						Option
					All Other Stock	Awards:	Exercise	Grant Date
		Estimated Potential Payouts			Awards: Number	Number of	or Base	Fair Value
		Under Non-Equity			of Shares	Securities	Price of	of Stock and
		Incentive Plan Awards(1)			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	$	(#)	(#)	($/Sh)	($)(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Donald B. Murray	3/7/2011	104,940	349,800	787,050	—	90,000	19.26	784,845
Anthony Cherbak	3/7/2011	54,000	180,000	360,000	—	60,000	19.26	523,230
Kate W. Duchene	3/7/2011	44,550	148,500	297,000	—	35,000	19.26	305,218
Nathan W. Franke	3/7/2011	44,550	148,500	297,000	—	35,000	19.26	305,218

(1)	Amounts reported represent the potential amounts payable for fiscal 2011 in respect of the quantitative component of the NEOs’ annual incentive compensation opportunity at threshold, target and maximum performance levels. The actual amounts payable to each NEO for fiscal 2011 in respect of this component of his or her annual incentive compensation opportunity are reported in column (g) (Non-Equity Incentive Plan Compensation) of the “Summary Compensation Table — Fiscal 2011” above.

(2)	The amounts reported in column (i) of the table above for fiscal 2011 reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts reported in column (i), please see footnote (2) to the “Summary Compensation Table — Fiscal 2011” above.

Description of Plan-Based Awards

Nonqualified Options.  Each stock option granted to our NEOs during fiscal 2011 may be exercised to purchase one share of our common stock at an exercise price equal to the fair market value of the underlying common stock on the grant date. Each NEO’s stock option award has a maximum term of ten years, and is subject to a four-year vesting period. Subject to each NEO’s continued employment through each applicable vesting date, one-fourth of his or her stock option award will vest and become exercisable on each of the first four anniversaries of the grant date. The NEOs’ stock option awards may also become vested under the circumstances described in the “Potential Payments upon Termination or Change in Control” section below. Upon a NEO’s termination of employment, the unvested portion of his or her stock option award (after giving effect to any vesting occurring in connection with the termination of employment) will immediately terminate. Vested options will generally remain outstanding and exercisable for three months after a NEO’s termination of employment, although this period may be extended or reduced depending on the circumstances of the termination of employment. Any vested options that are not exercised within the applicable post-termination of employment exercise window will terminate, and both vested and unvested options will immediately terminate upon a NEO’s termination of employment for cause.

Each of these stock options was granted under, and is subject to the terms of, the 2004 Plan. The 2004 Plan is administered by the Compensation Committee, and the Compensation Committee has the ability to interpret and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding stock options to reflect the corporate transactions described above, and making provision to ensure that participants satisfy any required withholding taxes.

Pursuant to the terms of the 2004 Plan, if there is a corporate transaction such as a dissolution, recapitalization, merger, combination, reorganization, spin-off, exchange of common stock or other similar unusual or extraordinary transaction where the Company does not survive (or does not survive as a public company), each NEO’s stock option award will become fully vested and exercisable, unless the Compensation Committee determines that the vesting of the options should not be accelerated because it has provided for the substitution, assumption, exchange or other continuation of outstanding options. In addition, the Compensation Committee has the discretion under the 2004 Plan to accelerate the vesting of each NEO’s (and any other employee’s) stock option award in connection with a change in control event as such term is defined in the 2004 Plan and the NEOs may also become vested in their stock options under the circumstances described in the “Potential Payments upon Termination or Change in Control” section below. Any options that become vested in connection with a corporate transaction described above (including a change in control event) generally must be exercised prior to the transaction, or they will be “cashed-out” and terminated in connection with the transaction.

The NEOs are not entitled to any dividend equivalent rights on their stock option awards, and stock option awards are generally only transferable to a beneficiary of a NEO upon his or her death or as approved by the Compensation Committee.

Non-Equity Incentive Plan Awards.  For information on the non-equity incentive plan awards granted to our NEOs for fiscal 2011, please see the discussion in the “Compensation Discussion and Analysis” section above under the heading “Elements of Pay for Named Executive Officers — Annual Incentive Compensation”.

Outstanding Equity Awards At Fiscal Year-End Table

The following table presents information regarding the outstanding equity awards held by each NEO as of the end of fiscal 2011 on May 28, 2011, including the vesting dates for the portions of these awards that had not vested as of that date.

		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option	Option
		Options	Options	Exercise	Expiration
		(#)	(#)	Price	Date
Name	Grant Date	Exercisable(1)	Unexercisable(2)	($)	(3)
(a)	(b)	(c)	(d)	(e)	(f)

Donald B. Murray	4/1/2002	150,000	0	$14.33	4/1/2012
	2/14/2003	62,909	0	$8.27	2/14/2013
	7/30/2003	75,000	0	$11.96	7/30/2013
	2/23/2004	150,000	0	$15.38	2/23/2014
	2/10/2005	75,000	0	$24.46	2/10/2015
	2/17/2006	75,000	0	$27.41	2/17/2016
	2/1/2007	67,500	0	$31.80	2/1/2017
	3/27/2008	25,313	8,437	$17.89	3/27/2018
	2/19/2009	45,000	45,000	$14.48	2/19/2019
	2/19/2010	22,500	67,500	$17.90	2/19/2020
	3/7/2011	0	90,000	$19.26	3/7/2021
Anthony Cherbak	7/1/2005	25,000	0	$23.49	7/1/2015
	2/1/2007	22,500	0	$31.80	2/1/2017
	3/27/2008	8,438	2,812	$17.89	3/27/2018
	2/19/2009	25,876	25,874	$14.48	2/19/2019
	2/19/2010	12,500	37,500	$17.90	2/19/2020
	3/7/2011	0	60,000	$19.26	3/7/2021
Kate W. Duchene	2/14/2003	6,250	0	$8.27	2/14/2013
	7/30/2003	25,000	0	$11.96	7/30/2013
	2/23/2004	50,000	0	$15.38	2/23/2014
	2/10/2005	25,000	0	$24.46	2/10/2015
	2/17/2006	25,000	0	$27.41	2/17/2016
	2/1/2007	22,500	0	$31.80	2/1/2017
	3/27/2008	8,438	2,812	$17.89	3/27/2018
	2/19/2009	24,750	24,750	$14.48	2/19/2019
	2/19/2010	8,750	26,250	$17.90	2/19/2020
	3/7/2011	0	35,000	$19.26	3/7/2021
Nathan W. Franke	1/2/2008	18,750	6,250	$17.55	1/2/2018
	2/19/2009	24,750	24,750	$14.48	2/19/2019
	2/19/2010	8,750	26,250	$17.90	2/19/2020
	3/7/2011	0	35,000	$19.26	3/7/2021

(1)	All exercisable options are currently vested.

(2)	All unexercisable options are currently unvested. Subject to each NEO’s continued employment, these options are scheduled to become vested over a four-year period, with one-fourth of each option grant becoming vested on each of the first four anniversaries of the grant date of the option. The grant date of each option is included in the table above under column (b). As described in the “Potential Payments upon Termination or Change in

Control” section below, all or a portion of each option grant may vest earlier in connection with certain corporate transactions (including a change in control) or certain terminations of employment.

(3)	The expiration date shown is the normal expiration date occurring on the tenth anniversary of the grant date, and the latest date that options may be exercised. Options may terminate earlier in certain circumstances, such as in connection with a NEO’s termination of employment or in connection with certain corporate transactions, including a change in control.

Option Exercises And Stock Vested in Fiscal 2011

The following table presents information regarding the exercise of stock options by the NEOs during fiscal 2011. None of our NEOs held restricted stock that vested during fiscal 2011.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
(a)	(b)	(c)	(d)	(e)

Donald B. Murray	32,091	101,960	—	—
Anthony Cherbak	—	—	—
Kate W. Duchene	34,172	283,628	—	—
Nathan W. Franke	—	—	—	—

(1)	The dollar amounts shown for stock options in column (c) above are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the exercise date and the exercise price of the options.

(2)	The dollar amounts shown for restricted stock awards in column (e) above are determined by multiplying the number of shares of restricted stock that vested by the per-share closing price of our common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to the NEOs in connection with certain terminations of their employment with the Company and/or a change in control of the Company. All such benefits will be paid or provided by the Company.

For purposes of this section, we have assumed that (i) the price per share of the Company’s common stock is equal to the closing price per share on May 27, 2011, (the last trading day of fiscal 2011), (ii) outstanding stock options are substituted or assumed in connection with certain unusual or extraordinary transactions (including a change in control event) where the Company does not survive, and the Compensation Committee does not exercise any discretion to otherwise accelerate the vesting of outstanding awards in connection with a change in control event, and (iii) the value of any stock options or shares of restricted stock that may be accelerated is equal to the full value of such awards (i.e., the full “spread” value for stock options and the full closing price per share on May 27, 2011 (the last trading day of fiscal 2011) for restricted stock awards). In the event that outstanding stock options or restricted shares are not substituted or assumed in connection with certain corporate transactions where the Company does not survive (including change in control transactions), these awards would generally become fully vested in advance of being terminated in connection with the transaction.

Severance Benefits in Effect at the End of Fiscal 2011

The following sections describe the severance and/or change in control benefits provided under each of the NEOs’ employment agreements as in effect at the end of fiscal 2011. Each of these agreements also includes post-termination confidentiality and non-solicitation covenants in favor of the Company.

Donald B. Murray

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term.  In the event that Mr. Murray’s employment is terminated by the Company without cause or by Mr. Murray for good reason (as such terms are defined in his employment agreement), or in the event that the Company elects not to extend the term of his employment agreement, Mr. Murray will be entitled to receive a lump sum payment equal to the sum of (1) three times his then current annual base salary rate plus (2) his target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Mr. Murray will generally be entitled to continued participation in the Company’s group health insurance plans at the Company’s expense for up to three years following his termination of employment and full vesting of his then-outstanding and otherwise unvested stock options and restricted stock awards.

Death or Disability.  In the event that Mr. Murray’s employment terminates due to his death or disability, he (or his estate) will be entitled to receive a prorated portion of his target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Mr. Murray would be entitled to full vesting of his then-outstanding and otherwise unvested equity-based awards.

Change in Control.  In the event that any of Mr. Murray’s payments or benefits would be subject to excise taxes under Section 4999 of the Internal Revenue Code, the Company will make a “gross-up” payment to put Mr. Murray in the same after-tax position as though such payments or benefits were not subject to such excise taxes.

Anthony Cherbak, Kate W. Duchene and Nathan W. Franke

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term.  In the event that the executive’s employment is terminated by the Company without cause or by the executive for good reason (as such terms are defined in the executive’s employment agreement), the executive will be entitled to receive a lump sum payment equal to three and one-half times his or her then current annual base salary rate. In addition, the executive will generally be entitled to continued participation in the Company’s group health plans at the Company’s expense for up to two years following his or her termination of employment and full vesting of his or her then-outstanding and otherwise unvested stock options and restricted stock awards. In the event that the Company elects not to extend the term of the executive’s employment agreement, the executive would be entitled to the benefits set forth above except that the lump sum payment would equal two times his or her then current annual base salary rate. The executive’s right to receive any of these severance benefits is subject to the executive’s providing a release of claims to the Company.

Death or Disability.  In the event that the executive’s employment terminates due to his or her death or disability, the executive (or his or her estate) will be entitled to receive a prorated portion of his or her target annual incentive compensation for the fiscal year in which the termination occurs. In addition, the executive would be entitled to full vesting of his or her then-outstanding and otherwise unvested equity-based awards.

Change in Control.  If a change of control event (as such term is defined in the 2004 Plan) of the Company occurs, the executive would be entitled to full vesting of his or her then-outstanding and otherwise unvested equity-based awards. In the event that any of the executive’s payments or benefits would be subject to excise taxes under Section 4999 of the Internal Revenue Code, the Company will make a “gross-up” payment to put the executive in the same after-tax position as though such payments or benefits were not subject to such excise taxes.

The following table presents the Company’s estimate of the amount of the benefits to which each of the NEOs would have been entitled had a change in control of the Company occurred on May 28, 2011, (and, as applicable, the executive’s employment with the Company had terminated under the circumstances described above on the same day).

			Cash	Continued	Equity	Incentive	Tax
			Severance	Health	Awards	Compensation	Gross Up	Total
Name	Base Salary ($)	Trigger	($)	Benefits ($)	($)(1)	($)	($)	($)(2)
Donald B. Murray	583,000	Termination without Cause or for Good Reason Not in Connection with a Change in Control	1,749,000	42,721	0	497,959	0	2,289,680

		Death or Disability				497,959	0	497,959

		Election by Company Not to Renew	1,749,000	42,721	0	497,959	0	2,289,680

		Change in Control — No Termination of Employment

		Termination Without Cause or for Good Reason in Connection with a Change in Control	1,749,000	42,721	0	497,959	0	2,289,680

Anthony Cherbak	400,000	Termination without Cause or for Good Reason Not in Connection with a Change in Control	1,400,000	42,202	0	240,954	0	1,683,156

		Death or Disability				240,954	0	240,954

		Election by Company Not to Renew	800,000	42,202	0	240,954	0	1,083,156

		Change in Control — No Termination of Employment

		Termination Without Cause or for Good Reason in Connection with a Change in Control	1,400,000	42,202	0	240,954	0	1,683,156

Kate W. Duchene	330,000	Termination without Cause or for Good Reason Not in Connection with a Change in Control	1,155,000	41,561	0	198,788	0	1,395,349

		Death or Disability				198,788	0	198,788

		Election by Company Not to Renew	660,000	41,561	0	198,788	0	900,349

		Change in Control — No Termination of Employment

		Termination Without Cause or for Good Reason in Connection with a Change in Control	1,155,000	41,561	0	198,788	0	1,395,349

Nathan W. Franke	330,000	Termination without Cause or for Good Reason Not in Connection with a Change in Control	1,155,000	34,984	0	198,788	0	1,388,772

		Death or Disability				198,788	0	198,788

		Election by Company Not to Renew	660,000	34,984	0	198,788	0	893,772

		Change in Control — No Termination of Employment

		Termination Without Cause or for Good Reason in Connection with a Change in Control	1,155,000	34,984	0	198,788	0	1,388,772

(1)	This column reports the intrinsic value of the unvested portions of the executive’s outstanding and unvested equity awards that may accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which $13.77 (the closing price of our common stock on the last trading day of fiscal 2011) exceeds the per share exercise price of the option by the number of shares subject to the accelerated portion of the option. As of May 28, 2011, each of the outstanding and unvested options held by our NEOs had an exercise price that was greater than $13.77.

(2)	As noted above, each of the NEOs would be entitled to a gross-up payment in the event that their benefits would be subject to excise taxes under Section 4999 of the U.S. Internal Revenue Code. We estimate that the payment of the foregoing amounts to each of the NEOs (including any acceleration of the executive’s equity-based awards that may apply in the circumstances) would not trigger excise taxes under Section 4999.

PROPOSAL 3. ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

Pursuant to recently-enacted Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation paid to our NEOs as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as the CD&A). This advisory vote on executive compensation is commonly referred to as a “Say-on-Pay” vote.

The Say-on-Pay vote is advisory only, and therefore not binding on the Company, the Compensation Committee or Board of Directors, and will not be construed as overruling a decision by, or creating or implying any fiduciary duty for, the Company, the Compensation Committee or the Board of Directors. Although the vote is non-binding, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by stockholders in their vote on this proposal and will review the voting results, seek to determine the cause or causes of any significant negative voting, and take such feedback into consideration when making future compensation decisions for the NEOs.

We design our executive compensation programs to implement our core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of long-term stockholders. Stockholders are encouraged to read the CD&A section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives.

We believe stockholders should consider the following when voting on this proposal:

Pay for Performance Orientation

•	Base Salaries. In anticipation of the continued challenging economic environment in fiscal 2011, the Company froze fiscal 2011 base pay for executives at fiscal 2010 levels.

•	Annual Incentives. Our Executive Incentive Plan (“EIP”) reflects a pay for performance culture. While we returned $30 million to our stockholders through our share repurchase and dividend programs and we exceeded the quantitative revenue and adjusted EBITDA targets set for the fiscal 2011 EIP, the Company did not increase share value or gross margin performance to the full extent that management believed possible. Accordingly, the Compensation Committee awarded bonuses for executives under the discretionary portion of the EIP at reduced levels, reflecting a decline of 50 percent from fiscal 2010 discretionary bonus levels.

•	Long-Term Incentives. For fiscal 2011, our long-term incentive compensation consists of non-qualified stock options vesting over a four-year term. We believe the use of stock options as an equity reward vehicle helps to ensure that our executive officers seek to sustain longer term financial and operational performance leading to increases in stockholder value. If stock price does not appreciate during the life of the option, no financial reward is conferred.

Alignment with Long-Term Stockholder Interests

Our executive compensation is heavily weighted toward variable, at-risk pay in the form of annual and long-term incentives, with a large portion of executive compensation tied to long-term performance.

In addition, the Company has in place:

•	Stock Ownership Guidelines — We focus our executives on long-term stockholder value by requiring our executive officers to own a significant amount of the Company’s stock.

•	No Repricing — Our 2004 Stock Incentive Plan expressly prohibits repricing awards without stockholder approval.

Return of Incentive Compensation by NEOs

Our NEOs are stockholders of the Company (see “Security Ownership of Certain Beneficial Owners and Management”). The CEO and CFO would be subject to Section 304 of the Sarbanes-Oxley Act of 2002 (“Sarbanes”), which requires corporate executives to forfeit their stock sale profits and bonuses earned when there has been a financial restatement resulting from misconduct. In addition to the requirements of Sarbanes, the Company intends to adopt a clawback policy to comply with the Dodd-Frank Act following the promulgation of final rules.

Competitive Pay

The Compensation Committee annually compares our executive compensation levels and elements with compensation levels and elements at other relevant companies and competitors.

Beginning in fiscal 2011, the peer group used to compare the levels and elements of compensation included a new peer group company in the professional services industry to provide a more robust perspective on pay levels and practices. Our peer group analysis reflects that our NEOs received total direct compensation below the median of the peer group.

We strive to pay for performance in line with Company results and Company-wide pay practices.

Recommendation

The Board believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving our core objectives. Accordingly, the Board of Directors recommends that you vote in favor of the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules (which includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables) is hereby approved.”

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our NEOs as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules.

PROPOSAL 4. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY
VOTES ON EXECUTIVE COMPENSATION

As discussed in Proposal 3 above, the Company’s stockholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation.

In accordance with the requirements of Section 951 of the Dodd-Frank Act and pursuant to the compensation disclosure rules of the SEC, Proposal 4 affords stockholders the opportunity to cast a vote, on an advisory basis, as to whether future Say-on-Pay votes to approve the compensation of the Company’s NEOs should be held every one, two or three years.

The enclosed proxy card gives you four choices for voting on this item. You can choose whether the advisory vote on executive compensation should be conducted every year, every two years or every three years. You may also abstain.

Factors to Consider in Voting on this Proposal

Our Board has reviewed the evolution of Say-on-Pay proposals and considerations regarding the frequency of such proposals, and has carefully studied the alternatives in an effort to determine the approach that would best serve Resources Connection and its stockholders. Our Board has assessed many arguments supporting an annual vote, and equally compelling arguments supporting a vote every three years. Each position has advantages and disadvantages.

Arguments favoring a vote no more frequently than every three years include the following:

•	An effective compensation program should drive performance over the long term;

•	Consistent with good corporate governance, our compensation program ties a substantial portion of executive compensation to our long-term corporate performance and stockholder returns. Specifically, the stock options granted to our executives vest over a four-year period. Therefore, a vote every three years is best aligned with the long-term focus of our executive compensation programs, and prevents long-term objectives from being undermined by shorter-term issues in the marketplace;

•	A triennial vote will give our stockholders the opportunity to assess more fully and effectively our long-term compensation strategies and the related business outcomes;

•	A three-year cycle gives the Board of Directors and the Compensation Committee sufficient time to evaluate thoughtfully and respond to stockholder input and effectively implement any changes to the Company’s executive compensation program; and

•	A three-year vote cycle reduces the burden on stockholders.

Arguments favoring an annual Say-on-Pay vote include the following:

•	Say-on-Pay votes are a communication vehicle, and communication can be most useful when it is received frequently;

•	Annual Say-on-Pay advisory votes may provide a higher level of accountability and direct communication between Resources Connection and its stockholders by enabling the vote to correspond to the information presented in the accompanying proxy statement for the applicable stockholders’ meeting; and

•	A failure to provide stockholder input every year might make it more difficult to understand whether a stockholder vote pertains to the compensation year being discussed in the current proxy, or pay practices from the previous year or two. This, in turn, might make it more difficult for the Board of Directors and the Compensation Committee to understand the implications of the vote and to respond to them.

THE BOARD OF DIRECTORS’ RECOMMENDATION

As set forth above, we recognize that there are arguments in favor of a Say-on-Pay vote at different frequencies. The Board believes that the Company’s compensation practices are sound, and embody an appropriate long-term perspective. We, therefore, do not believe that an annual Say-on-Pay vote is necessary and recommend that our stockholders approve a vote every three years.

While we believe that a vote once every three years is the best choice for us, you are not voting to approve or disapprove our recommendation of a three-year voting cycle, but rather to make your own choice among a vote every year, every two years or every three years.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, our Board values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when considering how frequently we should conduct an advisory Say-on-Pay vote on executive compensation.

The choice of frequency that receives the highest number of votes will be considered the advisory vote of the stockholders.

The Board of Directors unanimously recommends a vote for conducting an advisory (non-binding) vote on executive compensation once every THREE YEARS (as opposed to every one year or every two years).

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov and on our website at www.resourcesglobal.com.

By order of the Board of Directors,

Kate W. Duchene
Chief Legal Officer and Secretary

Irvine, California
September 16, 2011

ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND
RETURN THE ENCLOSED VOTING OR PROXY CARD PROMPTLY OR, IF AVAILABLE, VOTE
YOUR SHARES BY TELEPHONE OR USING THE INTERNET

ANNUAL MEETING OF STOCKHOLDERS OF RESOURCES CONNECTION, INC. October 26, 2011 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD OCTOBER 26, 2011: The accompanying Proxy Statement and the Company’s Annual Report to Stockholders for its fiscal year ended May 28, 2011 are available electronically on the Company’s website at http://ir.resourcesglobal.com/index.cfm. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1. 1. Nominees for a three-year term as a member of the Company’s Board of Directors: O Robert F. Kistinger O Jolene Sarkis O Anne Shih The Board of Directors and the Audit Committee recommend a vote FOR Proposal 2. 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. The Board of Directors recommends a vote FOR Proposal 3. 3. Advisory vote on the Company’s executive compensation. The Board of Directors recommends a vote for conducting an advisory vote on executive compensation once every THREE YEARS. 4. Advisory vote on the Company’s executive compensation. 5. In their discretion, upon any other matters as may properly come before the meeting or at any postponement or adjournment thereof. THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY (IF SIGNED) WILL BE VOTED “FOR” EACH DIRECTOR NOMINEE NAMED IN PROPOSAL 1, “FOR” EACH OF PROPOSAL 2 AND PROPOSAL 3 AND “THREE YEARS” FOR PROPOSAL 4. IF ANY DIRECTOR NOMINEE NAMED IN PROPOSAL 1 BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXY SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE. WHETHER OR NOT DIRECTION IS MADE, EACH OF THE PROXIES IS AUTHORIZED TO VOTE IN HIS OR HER DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x - Please detach along perforated line and mail in the envelope provided. — 20330304000000000000 5 102611 1 year 2 years 3 years ABSTAIN

14475 RESOURCES CONNECTION, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 26, 2011 The undersigned, a stockholder of RESOURCES CONNECTION, INC., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and a copy of the Company’s Annual Report to Stockholders for its fiscal year ended May 28, 2011; and, revoking any proxy previously given, hereby constitutes and appoints Anthony Cherbak and Kate W. Duchene, and each or either of them, as proxies, with full power of substitution in each, to represent and to vote all shares of Common Stock of the Company standing in the name of the undersigned that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate offices, located at 17101 Armstrong Avenue, Irvine, California 92614 on October 26, 2011, at 1:30 p.m. Pacific Time, and at any adjournment or postponement thereof, on all matters coming before said meeting. The proposals referred to below are described in the Proxy Statement, dated September 16, 2011, which is being delivered herewith in connection with the Annual Meeting of Stockholders. (Continued and to be signed on the reverse side)